UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

Dresser-Rand Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4)	Date Filed:

Dresser-Rand Group Inc.
1200 West Sam Houston Parkway North
Houston, Texas 77043
713-973-5356
Fax: 713-973-5323
www.dresser-rand.com

TO THE STOCKHOLDERS OF DRESSER-RAND GROUP INC.

This year’s Annual Meeting of Stockholders of Dresser-Rand Group Inc. (“DRC”) will be held at 10:00 a.m. (CDT), Wednesday, May 16, 2007, at the Hilton Houston Westchase, 9999 Westheimer Blvd., Houston, Texas 77042.

In addition to acting on the matters outlined in the enclosed Proxy Statement, there will be an informal presentation on DRC’s business.

We hope that you are planning to attend the Annual Meeting personally, and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may revoke your proxy should you wish to vote in person.

On behalf of the Directors and management of Dresser-Rand Group Inc, we would like to thank you for your continued support and confidence in DRC.

Sincerely yours,

William E. Macaulay
Chairman of the Board

DRESSER-RAND GROUP INC.
1200 West Sam Houston Parkway North
Houston, Texas 77043

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT
To Be Held
May 16, 2007

To the Stockholders of Dresser-Rand Group Inc.

NOTICE IS HEREBY GIVEN that Dresser-Rand Group Inc.’s (“DRC” or the “Company” or “we” or “our” or “Dresser-Rand”) 2007 Annual Meeting of Stockholders will be held at 10:00 AM (CDT) on Wednesday, May 16, 2007, at the Hilton Houston Westchase, 9999 Westheimer Blvd., Houston, Texas 77042 (“Annual Meeting”).

At the Annual Meeting, we will ask stockholders to:

1. Elect eight Directors to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified; and

2. Ratify the appointment of PricewaterhouseCoopers LLP as DRC’s Independent Registered Public Accountants.

3. Consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

We plan to hold a brief business meeting focused on these items and we will attend to any other proper business that may arise. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF PROPOSAL 1 and PROPOSAL 2. This proposal is further described in the proxy statement.

Only DRC Stockholders of record at the close of business on March 30, 2007 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of it. For ten (10) days prior to the Annual Meeting, a list of stockholders entitled to vote will be available for inspection at DRC’s corporate offices located at 1200 West Sam Houston Parkway North, Houston, Texas 77043.

By order of the Board of Directors,

Randy D. Rinicella
Vice President, General Counsel and Secretary

YOUR VOTE IS IMPORTANT

WE URGE YOU TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE 2007 ANNUAL MEETING.

i

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS OF

DRESSER-RAND GROUP INC. TO BE HELD ON

MAY 16, 2007

GENERAL INFORMATION ABOUT DRC’S ANNUAL MEETING

DRC intends to mail this proxy statement, proxy card and DRC’s Annual Report to Stockholders for the fiscal year ended December 31, 2006, to all stockholders entitled to vote at the Annual Meeting on or about April 16, 2007. The Annual Meeting will be held on Wednesday, May 16, 2007, at 10:00 AM, at the Hilton Houston Westchase, 9999 Westheimer Blvd., Houston, TX 77042.

Who is entitled to vote at the Annual Meeting?

Anyone who owns of record DRC common stock as of the close of business on March 30, 2007 is entitled to one vote per share owned. There were 85,477,160 shares outstanding on that date.

Who is soliciting my proxy to vote my shares?

DRC’s Board of Directors (the “Board”) is soliciting your “proxy,” or your authorization for our representatives to vote your shares. Your proxy will be effective for the May 16, 2007 Annual Meeting and at any adjournment or continuation of that meeting.

Who is paying for and what is the cost of soliciting proxies?

DRC is bearing the entire cost of soliciting proxies. Proxies will be solicited principally through the mail, but may also be solicited personally or by telephone, facsimile, or special letter by DRC’s directors, officers, and regular employees for no additional compensation. DRC will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of DRC common stock.

What constitutes a quorum?

For business to be conducted at the Annual Meeting, a quorum constituting a majority of the shares of DRC common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy.

BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS

Delaware law and DRC’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws govern the vote on each proposal. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board’s recommendations and approval requirements are:

PROPOSAL 1.  ELECTION OF DIRECTORS

The first proposal item to be voted on is the election of eight Directors. The Board has nominated eight people as Directors, each of whom, except Rita V. Foley and Joseph C. Winkler, is currently serving as a Director of DRC.

You may find information about these nominees, beginning on Page 4.

You may vote in favor of all the nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. Assuming a quorum, each share of common stock is entitled to cast one vote on each of the eight nominees for Director. Directors are elected by a plurality of the votes cast. Stockholders may not cumulate their votes. Abstentions will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote FOR each director nominee.

PROPOSAL 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS,                          .

The second proposal item to be voted on is to ratify the appointment of PricewaterhouseCoopers LLP as DRC’s Independent Registered Public Accountants.

You may find information about this proposal beginning on Page 6.

You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum, the proposal will pass if approved by a majority of the shares present in person or represented and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accountants.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board is not aware of any other business to be presented for a vote of the stockholders at the Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted. The requirements for submitting proposals and nominations for next year’s meeting are described on Page 8.

VOTING AND PROXY PROCEDURE

What are the voting rights of holders of DRC common stock?

Each outstanding share of DRC common stock will be entitled to one vote on each matter considered at the meeting.

How do I vote?

You may vote in three (3) different ways:

1. BY MAIL.  Mark your voting instructions on, and sign and date, the proxy card and then return it in the postage-paid envelope provided. The Board recommends that you vote by proxy even if you plan on attending the meeting. If you mail your proxy card, we must receive it before the polls close at the end of the Annual Meeting.

If we receive your signed proxy card, but you do not give voting instructions, our representatives will vote your shares FOR Proposal 1. If any other matters arise during the meeting that requires a vote, the representatives will vote based on the recommendation of the Board, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

2. IN PERSON.  If you are a stockholder of record, you may vote in person at the meeting. “Street name” or nominee account stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares giving them the right to vote the shares at the meeting.

3. VIA TELEPHONE.  If you own your shares in “street name” or in a nominee account, you may place your vote by telephone by following the instructions on the proxy card provided by your broker, bank or other holders of record.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stockbrokers or other nominees. Please complete and provide your voting instructions for all proxy cards that you receive.

How do I revoke my proxy or change my voting instructions?

You may revoke your proxy or change your voting instructions in three (3) different ways:

1. WRITE TO DRC’S CORPORATE SECRETARY, RANDY D. RINICELLA, AT 1200 WEST SAM HOUSTON PARKWAY NORTH, HOUSTON, TEXAS, 77043.

Your letter should contain the name in which your shares are registered, your control number, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature. Mr. Rinicella must receive your letter before the Annual Meeting begins.

2. SUBMIT A NEW PROXY CARD BEARING A LATER DATE THAN THE ONE YOU WISH TO REVOKE. We must receive your new proxy card before the Annual Meeting begins.

3. ATTEND THE ANNUAL MEETING AND VOTE IN PERSON AS DESCRIBED ABOVE (OR BY PERSONAL REPRESENTATIVE WITH AN APPROPRIATE PROXY). Attendance at the meeting will not by itself revoke a previously granted proxy.

How will proxies be voted if I give my authorization?

The Board has selected Vincent R. Volpe Jr., Leonard M. Anthony and Randy D. Rinicella, and each of them, to act as proxies with full power of substitution. With respect to the proposal regarding election of directors, stockholders may (a) vote in favor of all nominees, (b) withhold their votes as to all nominees, or (c) withhold their votes as to specific nominees by so indicating in the appropriate space on the enclosed proxy card. All properly executed proxy cards delivered by stockholders and not revoked will be voted at the Annual Meeting in accordance with the directions given. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY CARD WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES. Management knows of no other matters that may come before the Annual Meeting for consideration by the stockholders. However, if any other matter properly comes before the Annual Meeting, the persons named in the enclosed proxy card as proxies will vote upon such matters in accordance with the recommendation of the Board, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

How will votes be counted?

The inspector of elections appointed by the Board for the Annual Meeting will calculate affirmative votes, negative votes, abstentions, and broker non-votes. Under Delaware law, shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

You as beneficial owner own your shares in “street name,” if your broker or other “street” nominee is actually the record owner. Brokers or other “street” nominee have discretionary authority to vote on routine matters, regardless of whether they have received voting instructions from their clients who are the beneficial owners. A “broker non-vote” results on a matter when a broker or other “street” nominee record holder returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from the beneficial owner. Director elections and ratifying the appointment of the independent accountants are each routine matters and thus brokers and “street” nominees have discretionary authority to vote on these matters. Accordingly, we believe that there will be no broker non-votes at the Annual Meeting.

Where do I find voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in DRC’s quarterly report on Form 10-Q for the second quarter of 2007. The report will be filed with the Securities and Exchange Commission (the “SEC”) on or about August 14, 2007 and you may receive a copy by contacting DRC Investor Relations at 713-973-5497, or the SEC at 800-SEC-0330 for the location of its public reference room. You may also access a copy on the Internet at www.Dresser-Rand.com or through EDGAR, the SEC’s electronic data system, at www.sec.gov.

PROPOSAL ONE

ELECTION OF DIRECTORS

The first agenda item to be voted on is the election of eight Directors. The Board has nominated eight Directors, six of whom are currently serving as a Director of DRC. The Board unanimously recommends that you vote FOR such nominees.

The Board of Directors currently consists of eight Directors. Each Director’s term expires at the Annual Meeting. All nominees have indicated their willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

The table below sets forth the names, age as of March 30, 2007, and existing positions with DRC of each current Director and the Director nominees:

Name	Age	Office or Position Held

William E. Macaulay	61	Chairman of the Board of Directors
Vincent R. Volpe Jr.	49	Director, President and Chief Executive Officer
Mark A. McComiskey	34	Director and Member of the Compensation and Nominating and Governance Committees
Kenneth W. Moore	37	Director
Michael L. Underwood	63	Director and Member of the Audit Committee
Philip R. Roth	56	Director and Member of the Audit and Nominating and Corporate Governance Committees
Louis A. Raspino	54	Director and Member of the Audit, Compensation and Nominating and Corporate Governance Committees
Jean-Paul Vettier	62	Director and Member of the Compensation Committee
Rita V. Foley	53	Director nominee
Joseph C. Winkler	55	Director nominee

The following sets forth biographical information for our nominees and Mr. Moore and Mr. McComiskey whose terms will expire at the Annual Meeting.

William E. Macaulay has been the Chairman of our Board of Directors since October 2004. Mr. Macaulay is the Chairman and Chief Executive Officer of First Reserve Corporation (“First Reserve”), which he joined in 1983. First Reserve is an affiliate of Dresser-Rand Holdings LLC, our indirect parent until March 2007. Prior to joining First Reserve, Mr. Macaulay was a co-founder of Meridien Capital Company, a private equity buyout firm. From 1972 to 1982, Mr. Macaulay was with Oppenheimer & Co., Inc., where he served as Director of Corporate Finance, with responsibility for investing Oppenheimer’s capital in private equity transactions, as a General Partner and member of the Management Committee of Oppenheimer & Co., as well as President of Oppenheimer Energy Corporation. Mr. Macaulay serves as a director of Weatherford International, Inc., a worldwide oilfield service company, and Dresser, Inc., an energy equipment manufacturer. Mr. Macaulay holds a B.B.A. degree in Economics from City College of New York and an M.B.A. from the Wharton School of the University of Pennsylvania.

Vincent R. Volpe Jr. is our President and Chief Executive Officer and has served as a member of our Board of Directors since October 2004. Mr. Volpe has been with Dresser-Rand Company, our predecessor company, and its predecessor companies since 1981. He has held positions in Engineering, Marketing and Operations residing and working in various countries, including: Applications Engineer in Caracas, Venezuela; Vice President Dresser-Rand Japan in Tokyo, Japan; Vice President Marketing and Engineering Steam and Turbo Products in Olean, New York; Executive Vice President European Operations in Le Havre, France; and President Dresser-Rand Europe in London, U.K. Mr. Volpe returned to Olean in January 1997 and became President of Dresser-Rand Company’s

Turbo Product Division, a position he held until September 2000. In April 1999, he assumed the additional role of Chief Operating Officer for Dresser-Rand Company, responsible for worldwide manufacturing, technology and supply chain management, serving in that position until September 2000. Mr. Volpe became President and Chief Executive Officer of Dresser-Rand Company in September 2000. He is proficient in five languages. Mr. Volpe earned a B.S. in Mechanical Engineering and a B.A. in German literature, both from Lehigh University.

Mark A. McComiskey has been a member of our Board of Directors since October 2004. Mr. McComiskey is a Managing Director of First Reserve and joined that firm in June 2004. Prior to joining First Reserve, Mr. McComiskey was a principal at Clayton, Dubilier & Rice Inc., a private equity firm, from June 2000 until May 2004. Previously, Mr. McComiskey was an attorney at the international law firm of Debevoise & Plimpton LLP from October 1997 until June 2000. Mr. McComiskey holds an A.B. degree in Economics from Harvard College and a J.D., from Harvard Law School.

Kenneth W. Moore has been a member of our Board of Directors since October 2004. Mr. Moore is a Managing Director of First Reserve and joined that firm in January 2004. Before joining First Reserve, Mr. Moore was a Vice President at Morgan Stanley, an investment bank, from 2000 until 2004. Prior to joining Morgan Stanley, Mr. Moore was an Associate at Chase Securities from 1998 until 2000. Mr. Moore holds a B.A. degree from Tufts University and an M.B.A. from the Johnson School of Management at Cornell University. Mr. Moore also serves as a director of Chart Industries, Inc.

Michael L. Underwood has been a member of our Board of Directors since August 2005. Prior to his retirement, from June 2002 to June 2003, Mr. Underwood was employed by Deloitte & Touche LLP as a Director. Prior to that, he had over 35 years of public accounting experience, including 25 of those years as an audit partner, with Arthur Andersen LLP. He holds a B.A. in Philosophy and Economics and a Masters Degree in Accounting from the University of Illinois.

Philip R. Roth has been a member of our Board of Directors since December 2005. He has over 30 years of accounting and finance experience. Mr. Roth was formerly Vice President, Finance and Chief Financial Officer of Gardner Denver, Inc., which designs, manufacturer and markets compressor and vacuum products and fluid transfer products, from 1996 until 2004. Prior to joining Gardner Denver, Mr. Roth was with Emerson Electric Co. from 1980 until 1996 where he held positions in accounting, treasury and investor relations at the corporate office, and in strategic planning and acquisitions, and as a Chief Financial Officer at the division level. Mr. Roth is a CPA and began his career with Price Waterhouse. He earned a B.S. in Accounting and Business Administration from the University of Missouri and an M.B.A. from the Olin School of Business at Washington University.

Louis A. Raspino has been a member of our Board of Directors since December 2005. He has over 30 years of experience in the oil and gas exploration production and service industry. Mr. Raspino has been the President and Chief Executive Officer of Pride International Inc., an international provider of contract drilling and related services to oil and natural gas companies, since June 2005 and was an Executive Vice President and Chief Financial Officer from December 2003 until June 2005. Before joining Pride International in December 2003, he was Senior Vice President and Chief Financial Officer of Grant Prideco, Inc., a manufacturer of drilling and completion products supplying the energy industry, from July 2001 until December 2003. Previously, he was Vice President of Finance for Halliburton Company, Senior Vice President and Chief Financial Officer of The Louisiana Land & Exploration Company and began his career with Ernst & Young. Mr. Raspino is a CPA and earned a B.S. from Louisiana State University in New Orleans and an M.B.A. from Loyola University.

Jean-Paul Vettier has been a member of our Board of Directors since July 2006. From 1993 until his retirement in March 2006, he was Chairman and Chief Executive Officer of Total Refining & Marketing, a multinational energy company. Between 1992 and 1996, he was non-executive Chairman of Total Petroleum North America. During two terms from 1998 to 2004, he chaired Europia, the European oil industry association. Prior to joining Total in 1990 as Executive Vice President of Refining and Marketing, Mr. Vettier was employed by Rhone-Poulec for 16 years where he held positions of increasing responsibility in the legal and strategic planning functions. Mr. Vettier is currently a director of SNC-Lavalin Group, Inc. and Overseas Shipholding Group Inc. He received his degree in Public Law and Economic Sciences from the University of Paris. He is a Knight of the French National Order of Merit and of the French Legion of Honour.

Rita V. Foley is a nominee to our Board of Directors. Ms. Foley recently retired as Senior Vice President of MeadWestvaco Corporation, a leading global provider of packaging to the entertainment, healthcare, cosmetics and consumer products industries, and President of its Consumer Packaging Group. Prior to that, from 2001 to 2002, she was the Chief Operating Officer of MeadWestvaco’s Consumer Packaging Group. Ms. Foley held various senior positions from 1999 to 2001 within Westvaco, the predecessor to MeadWestvaco, including Senior Vice President and Chief Information Officer. Ms. Foley has also held various executive global sales, marketing, and general management positions at Harris Lanier, Digital Equipment Corporation, and QAD Inc. Ms. Foley serves on the boards of PetSmart Inc., and Pro Mujer International. Ms. Foley earned a B.S. degree from Smith College and she is a graduate of Stanford University’s Executive Program.

Joseph C. Winkler is a nominee to our Board of Directors. Since March 2007, he has served as Chairman, Chief Executive Officer and a director of Complete Production Services, Inc., a provider of specialized oil and gas services and equipment in North America, and from June 2005 to March 2007, as its President, Chief Executive Officer and a director. Prior to that, from March 2005 until June 2005, Mr. Winkler served as the Executive Vice President and Chief Operating Officer of National Oilwell Varco, Inc., an oilfield capital equipment and services company, and from May 2003 until March 2005 as the President and Chief Operating Officer of the company’s predecessor, Varco International, Inc. From April 1996 until May 2003, Mr. Winkler served in various other capacities with Varco and its predecessor, including Executive Vice President and Chief Financial Officer. From 1993 to April 1996, Mr. Winkler served as the Chief Financial Officer of D.O.S., Ltd., a privately held provider of solids control and coil tubing equipment and services to the oil and gas industry. Prior to joining D.O.S., Ltd., he was Chief Financial Officer of Baker Hughes INTEQ, and served in a similar role for various companies owned by Baker Hughes Incorporated. Mr. Winkler earned a B.S. degree from Louisiana State University.

The Board of Directors unanimously recommends that you vote FOR this proposal.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The second agenda item to be voted on is to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for the fiscal year ending December 31, 2007.

The Audit Committee has recommended, and the Board of Directors has approved, PricewaterhouseCoopers LLP to act as DRC’s independent registered public accountants for the fiscal year ending December 31, 2007. The Board of Directors has directed that such appointment be submitted to DRC’s stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers LLP were DRC’s independent public accountants for the fiscal year ending December 31, 2006.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as DRC’s independent public accountants is not required. The Board, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Board of Directors will reconsider whether or not to retain PricewaterhouseCoopers LLP or another firm. Even if the appointment is ratified, the Board, in its discretion, may direct the appointment of a different accounting firm at any time during the 2007 fiscal year if the Board of Directors determines that such a change would be in the best interests of DRC and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. They will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote FOR this proposal.

Audit Committee Report

The Audit Committee of the Company’s Board of Directors consisted of Messrs. Underwood, Roth, Raspino and McComiskey until September 2006 when Mr. McComiskey resigned from the committee in connection with the transition periods specified in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. The Audit

Committee operates under a written charter adopted by the Board of Directors. The committee charter is attached to this proxy statement and is available on the Company’s web site (www.dresser-rand.com).

The Company’s management is responsible for all financial statements and financial reporting processes of the Company and its direct and indirect subsidiaries, including the systems of internal accounting control. The independent registered public accounting firm is responsible for performing audits of the financial statements and for issuing opinions on the conformity of those financial statements with accounting principles generally accepted in the U.S. The Audit Committee monitors the financial reporting processes and systems of internal control on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed the audited financial statements for the fiscal year ended December 31, 2006 and has met and held discussions with management and the independent registered public accounting firm regarding such financial statements. Management represented to the Audit Committee that the consolidated financial statements for the fiscal year ended December 31, 2006 were prepared in accordance with accounting principles generally accepted in the U.S. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Audit Committee, in consultation with management, the independent registered public accounting firm and DRC’s internal auditor has reviewed management’s report on internal control over financial reporting as of December 31, 2006 and the independent registered public accounting firm’s attestation report (which are required pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and has considered the effectiveness of the Company’s internal control over financial reporting.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

THE AUDIT COMMITTEE

Michael L. Underwood, Chairman
Philip R. Roth
Louis A. Raspino

Fees of Independent Registered Public Accountants

The Audit Committee has reviewed the audit fees of the independent registered public accountants. For work performed in regard to fiscal years 2005 and 2006, DRC paid PricewaterhouseCoopers LLP the following fees for services, as categorized:

	Fiscal Year 2005	Fiscal Year 2006

Audit Fees(1)	$4,162,120	$11,679,500
Audit-Related Fees(2)	0	0
Tax Fees(3)	$144,719	$14,450
All Other Fees(4)	$8,500	$0
Total Fees	$4,315,339	$11,693,950

(1)	Includes fees for audit services principally relating to the annual audit, quarterly reviews and registration statements.

(2)	Includes fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statement and not reported under audit fees.

(3)	Includes fees for tax compliance, tax advice and tax planning.

(4)	Includes fees for all other services not reported under (1) through (3).

Our Board has a policy to assure the independence of its independent registered public accounting firm. Prior to each fiscal year, the Audit Committee receives a written report from PricewaterhouseCoopers LLP describing the elements expected to be performed in the course of its audit of the Company’s financial statements for the coming year. All audit related services, tax services and other services were pre-approved for 2006 by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. As required by its Charter, the Audit Committee pre-approves all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof), other than prohibited non-auditing services as set forth in Sarbanes-Oxley Act Section 201, to be performed for DRC by its independent registered public accountants, subject to any de minimus exceptions for non-audit services described in the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

Other Matters

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the item referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to DRC will be voted in accordance with the recommendation of the Board, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Stockholder Proposals for the 2008 Annual Meeting

From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. To be included in the proxy statement for the 2008 Annual Meeting, DRC must receive proposals no later than December 11, 2007. Proposals for inclusion in the proxy statement must comply with the Securities Exchange Act of 1934, as amended, including Rule 14a-8, as well as with our bylaws.

Pursuant to DRC’s bylaws, stockholders may present proposals that are proper subjects for consideration at an annual meeting. DRC’s bylaws require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to DRC no later than the close of business on the 90th day prior to, nor earlier than the close of business on the 120th day prior to, the anniversary date of the date on which DRC first mailed its proxy materials for the previous year’s annual meeting. To be eligible for consideration at the 2008 Annual Meeting, proposals that have not been submitted by the deadline for inclusion in the proxy statement must be received by DRC between December 11, 2007 and January 10, 2008. In the event the date of the 2008 Annual Meeting is changed by more than 30 days from the date of the 2007 Annual Meeting, stockholder notice must be received not earlier than the close of business on the 120th day prior to the 2008 Annual Meeting or no later than the close of business on the later of the 90th day prior to the 2008 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2008 Annual Meeting is first made. However, if the number of directors to be elected to the Board of Directors is increased and there is no public announcement by DRC naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the anniversary of the mailing of proxy materials for the prior year’s annual meeting of stockholders, then a stockholder proposal only with respect to nominees for any new positions created by such increase must be received by the Secretary of DRC by the close of business on the 10th day following such public announcement. These provisions are intended to allow all stockholders to have an opportunity to consider business expected to be raised at the Annual Meeting.

CORPORATE GOVERNANCE AND RELATED MATTERS

Director Independence

DRC is no longer relying upon the “controlled company” phase-in exemption from the New York Stock Exchange (“NYSE”) rules with respect to director independence. As a result, we are required to have a majority of independent directors on our Board.

In determining director independence, DRC employs the standards set forth in the NYSE listed company manual. The independence test included in the NYSE listing standard requires that in order to be considered independent, the Board must determine that the director has no direct or indirect material relationship with DRC. Additionally, a director is not independent if:

•	The director is or has been within the last three years an employee of DRC (and no immediate family member of such director is or was within the last three years an executive officer of DRC).

•	The director or a member of his immediate family received more than $100,000 during any 12-month period within the last three years in compensation from DRC (other than for director and committee fees, pensions or other deferred compensation from prior service).

•	The director or an immediate family member is a current partner of DRC’s internal or external auditor, the director is a current employee of such firm, an immediate family member is a current employee of such firm who participates in the audit, assurance or tax compliance practice, or the director or immediate family member was in the last three years, but is no longer, a partner or employee of such firm and personally worked on DRC’s audit during that time.

•	The director or a member of his immediate family is or has been within the last three years employed as an executive officer by any company whose Compensation Committee includes or included a current executive officer of DRC.

•	The director is a current employee (or an immediate family member is a current executive officer) of another company that made payments to, or received payments from, DRC for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenue.

In addition, members of our Audit Committee must meet the following additional independence requirements under the SEC’s rules:

•	no director who is a member of the Audit Committee shall be deemed independent if such director is affiliated with DRC or any of its subsidiaries in any capacity, other than in such director’s capacity as a member of our Board of Directors, the Audit Committee or any other board committee; and

•	no director who is a member of the Audit Committee shall be deemed independent if such director receives, directly or indirectly, any consulting, advisory or other compensatory fee from DRC or any of its subsidiaries, other than fees received in such director’s capacity as a member of our Board of Directors, the Audit Committee or any other Board committee, and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with DRC (provided such compensation is not contingent in any way on continued service).

Applying the NYSE test, the Board has affirmatively determined that Messrs. Macaulay, McComiskey, Moore, Underwood, Roth, Raspino, Vettier, Ms. Foley and Mr. Winkler are independent, and that all members of the Audit Committee meet this further requirement for independence set forth above. In addition, the Board affirmatively determined that Mr. Volpe is not independent because he is the President and Chief Executive Officer of DRC.

In making its independence determination, the Board considered the fact that Mr. Macaulay is the Chairman and Chief Executive Officer of First Reserve and Messrs. McComiskey and Moore are Managing Directors of First Reserve, which until March 2007, through two funds advised by First Reserves, held a substantial portion of our common stock, and determined that these relationships were not material and therefore did not impact their independence.

The Board also considered an investment made by Mr. Vettier in 2006 in a fund managed by First Reserve in determining his independence. By virtue of the investment, Mr. Vettier acquired a limited partnership interest in a fund affiliated with First Reserve, but the fund has never owned any shares of our common stock. The Board determined that this investment did not constitute a material relationship with DRC and therefore did not impact Mr. Vettier’s independence.

The Board of Directors and its Committees

The Board of Directors held 5 meetings in 2006, either in person or by telephone. Each director attended at least 75% of all Board and applicable committee meetings during 2006. Directors are encouraged to attend stockholder meetings. Seven Directors attended the 2006 Annual Meeting. DRC has scheduled one of its quarterly Board meetings on the day preceding the Annual Meeting. In connection with each of the quarterly Board meetings, the non-management Directors will meet in executive session without any employee directors or members of management present. If the Board convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The Chairman of the Board presides at each executive session of the non-management directors.

DRC has standing Audit, Compensation and Nominating and Corporate Governance Committees. The committee members are as follows:

Nominating and
Name	Audit		Compensation		Governance

William E. Macaulay
Vincent R. Volpe Jr.
Jean-Paul Vettier			X
Mark A. McComiskey			X		X
Kenneth W. Moore
Michael L. Underwood	X	*
Philip R. Roth	X				X	*
Louis A. Raspino	X		X	*	X

*	Chairman.

The Audit, Compensation and Nominating and Corporate Governance Committees held twenty, six and two meetings, respectively, in 2006.

The principal responsibilities and functions of the standing Board committees are summarized below and described in more detail in the written charters adopted by the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, each of which may be found under the Corporate Governance portion of the Investor Relations section on the Company’s website (www.dresser-rand.com). DRC’s Corporate Governance guidelines are also available on the Corporate Governance portion of the Investor Relations section on the Company’s website. In addition, any stockholder may obtain a printed copy of these charters or DRC’s Corporate Governance Guidelines by contacting our Corporate Secretary.

Audit Committee

Our Audit Committee currently consists of Michael L. Underwood, who serves as Chairman, Philip R. Roth and Louis A. Raspino. The Board has determined that Michael L. Underwood is an Audit Committee “financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee is responsible for (1) the hiring or termination of independent auditors and approving any non-audit work performed by such auditor, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of our financial statements, the independent accountant’s qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors’ report describing the auditing firms’ internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm,

(5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and managements’ response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) annually reviewing the adequacy of the Audit Committee’s written charter, (12) establishing procedures for the receipt and monitoring of complaints received by DRC (including anonymous submissions by our employees) regarding accounting, internal accounting and auditing matters, (13) handling such other matters that are specifically delegated to the Audit Committee by the Board from time to time, (14) reporting regularly to the full Board and (15) conducting an annual evaluation of its performance. The Audit Committee has adopted a written charter, a copy of which is included as Exhibit A to this proxy statement.

As previously discussed, DRC no longer relies on the “Controlled Company” phase-in exemption with respect to director independence from the New York Stock Exchange listing standards; as a result all members serving on the Audit Committee must meet the independence requirements of the SEC and the NYSE. Applying the tests described above, the Board has concluded that Messrs. Underwood, Roth and Raspino are independent.

Compensation Committee

Our Compensation Committee currently consists of Louis A. Raspino, who serves as Chairman, Mark A. McComiskey and Jean-Paul Vettier. The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to DRC and its subsidiaries’ compensation programs including, the compensation of key employees and executives. The Compensation Committee is responsible for (1) administering DRC’s and its subsidiaries’ long-term incentive and stock plans, (2) reviewing the overall executive compensation philosophy of DRC and its subsidiaries, (3) reviewing corporate goals and objectives relevant to Chief Executive Officer, including annual performance targets, and submitting its recommendations to the Board of Directors for approval, (4) reviewing and approving the CEO’s annual recommendations for goals and objectives, salary, bonus and equity awards for the Company’s other executive officers in light of their respective performance for the previous period including recommendations for any special awards, (5) preparing recommendations and periodic reports on its activities to the Board of Directors, (6) preparing the annual report on executive compensation for inclusion in DRC’s proxy statement as required by the SEC, (7) reviewing and approving employment contracts and other similar arrangements between DRC and our executive officers, (8) retaining consultants to advise the Committee on executive compensation practices and policies, (9) annually reviewing the adequacy of the Compensation Committee charter, (10) conducting an annual evaluation of its performance, and (11) handling such other matters that are specifically delegated to the Compensation Committee by the Board. The Compensation Committee has adopted and the Board has approved a revised written charter, a copy of which is included as Exhibit B to this proxy statement.

More information describing the Committee’s processes and procedures for considering and determining executive compensation, including the role of consultants in determining or recommending the amount or form of director or executive compensation, is included in the Compensation Discussion and Analysis.

As discussed above, DRC no longer relies on the “Controlled Company” phase-in exemption with respect to director independence from the NYSE listing standards; as a result all members serving on the Compensation Committee must meet the independence requirements of the NYSE. Applying the NYSE test described above, the Board has concluded that Messrs. Raspino, McComiskey and Vettier are independent.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Philip R. Roth, who serves as Chairman, Mark A. McComiskey, and Louis A. Raspino. The Nominating and Corporate Governance Committee is responsible for (1) developing and recommending criteria for selecting new directors, (2) screening and recommending to the Board individuals qualified to become executive officers, (3) overseeing evaluations of management and the Board, its members and committees of the Board, (4) periodically reviewing the composition of each committee of the Board (5) reviewing the adequacy of our certificate of incorporation and bylaws, (6) developing and recommending to the Board corporate governance practices and policies, (7) overseeing and approving the management continuity process, (8) handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by the Board from time to time and (9) reporting regularly to the full Board, (10) annually reviewing the adequacy of the committee’s charter, and (11) conducting an annual evaluation of its performance, (12) reviewing director compensation, and (13) evaluating the performance of the Chief Executive Officer.

Prospective director nominees are identified through the contacts of the Chairman of the Board, other Directors or members of senior management. Once a prospective director nominee has been identified, the Nominating and Corporate Governance Committee makes an initial determination through information provided to the Nominating and Corporate Governance Committee and information supplemented by the Nominating and Corporate Governance Committee through its own inquiries. The Nominating and Corporate Governance Committee will evaluate director nominees, including nominees that are submitted to DRC by a Stockholder as described below, taking into consideration certain criteria, including issues of industry knowledge and experience, the current composition of the Board, wisdom, integrity, actual or potential conflicts of interest, skills such as understanding of finance and marketing and educational and professional background. In addition, directors must have time available to devote to Board activities and the ability to work collegially. As necessary, DRC may engage the services of a third party for a fee to identify and evaluate prospective nominees. Ms. Foley and Mr. Winkler were identified through the use of a third party search firm.

In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee considers the director’s past attendance at meetings and participation in and contribution to the activities of the Board.

As discussed above, DRC no longer relies on the “Controlled Company” phase-in exemption with respect to director independence from the NYSE rules. As a result, all members serving on the Nominating and Corporate Governance Committee must meet the independence requirements of the NYSE. Applying the NYSE test described above, the Board has made an affirmative determination that Messrs. Roth, McComiskey and Raspino are independent.

Code of Business Conduct and Code of Ethics

DRC has adopted a Code of Conduct that applies to all employees, executive officers and Directors of DRC. The Code of Conduct is posted on DRC’s web site, www.dresser-rand.com, and is available in print upon written request by any stockholders at no cost. The request should be submitted to Dresser-Rand Group Inc., c/o Randy D. Rinicella, 1200 West Sam Houston Parkway North, Houston, Texas 77043. Any waiver of any provision of the Code of Conduct granted to an executive officer or Director may only be made by the Board or a Committee of the Board authorized to do so and will be promptly disclosed on DRC’s website at www.dresser-rand.com.

Director Compensation

In 2006, Directors who were employed by DRC, or appointed by First Reserve, did not receive compensation for service as a director (a “non-compensated director”). Other than non-compensated directors, each Director received an annual cash retainer of $36,000 and $30,000 in restricted stock pursuant to the 2005 Directors Stock Incentive Plan. We also paid independent directors a fee of $10,000 for acting as committee chairs ($15,000 for serving as Audit Committee chair). For each of the first six Board or committee meetings our independent directors attended in person, they earned a fee of $4,000 and for any additional meetings they attended in person or for any meeting they attended telephonically, they were paid a fee of $1,000. Under the 2005 Directors Stock Incentive Plan, our independent Directors may opt to receive shares of our common stock in lieu of cash.

In addition, DRC reimburses Directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings and for other DRC business related expenses. DRC will also reimburse Directors up to $5,000 per year for Director education programs and seminars.

Stockholder Director Nominations

In accordance with DRC’s Amended and Restated Bylaws, any stockholder entitled to vote for the election of directors at an Annual Meeting may nominate persons for election as directors. For the Annual Meeting, a stockholder may nominate persons for election as directors only if the Secretary of DRC received written notice of any such nominations no earlier than December 10, 2006 and no later than January 9, 2007. Any stockholder notice of intention to nominate a director shall include:

•	the name and address of the stockholder;

•	the number of shares of DRC that are beneficially owned by the stockholder;

•	the following information with respect to the person nominated by the stockholder:

•	name;

•	other information regarding such nominee as would be required in a proxy statement filed pursuant to applicable rules promulgated by the SEC or otherwise required by Regulation 14A of the Securities Exchange Act of 1934, as amended, and

•	a description of any arrangements or understandings between the stockholder and the nominee and any other persons (including their names), pursuant to which the nomination is made; and

•	the written consent of each such nominee to serve as a director if elected.

Stockholder Communications with the Board

Stockholders and other interested parties may communicate with one or more members of the Board, the Chairman of the Board, or the non-management Directors as a group by the following means:

Email: rrinicella@dresser-rand.com
Mail: Board of Directors

Attn:	Corporate Secretary
1200 West Sam Houston Parkway North
Houston, TX 77043

Stockholders should clearly specify in each communication the name of the individual Director or group of Directors to whom the communication is addressed. Stockholder communications will be promptly forwarded by the Secretary of DRC to the specified Director addressee. Communications addressed to the full Board of Directors or the group of non-management directors will be forwarded by the Corporate Secretary of DRC to the Chairman of the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee.

DRC did not receive any stockholder recommendations for Director nominees to be considered by the Nominating and Corporate Governance Committee for the Annual Meeting.

EXECUTIVE OFFICERS

The following table sets forth the names and positions of our current executive officers and their age as of March 30, 2007.

Name	Age	Office or Position Held

Vincent R. Volpe Jr.	49	President and Chief Executive Officer
Leonard M. Anthony	52	Executive Vice President and Chief Financial Officer
Stephen A. Riordan	47	Vice President, Finance
Walter J. Nye	51	Vice President and General Manager, European Served Area
Bradford W. Dickson	51	Executive Vice President, New Equipment Worldwide
Christopher Rossi	42	Executive Vice President, Product Services Worldwide
Jean-Francois Chevrier	60	Vice President and General Manager, North American Operations
Elizabeth C. Powers	47	Vice President and Chief Administrative Officer
Randy D. Rinicella	49	Vice President, General Counsel and Secretary
Lonnie A. Arnett	61	Vice President, Controller and Chief Accounting Officer

Vincent R. Volpe Jr. is our President and Chief Executive Officer and has served as a member of our Board of Directors since the acquisition in October 2004. Mr. Volpe has been with Dresser-Rand Company and its predecessor companies since 1981. He has held positions in Engineering, Marketing and Operations residing and working in various countries, including: Applications Engineer in Caracas, Venezuela; Vice President Dresser-Rand Japan in Tokyo, Japan; Vice President Marketing and Engineering Steam and Turbo Products in Olean, NY; Executive Vice President European Operations in Le Havre, France; and President Dresser-Rand Europe in London, U.K. Mr. Volpe returned to Olean in January 1997 and became President of Dresser-Rand Company’s Turbo Product Division, a position he held until September 2000. In April 1999, he assumed the additional role of Chief Operating Officer for Dresser-Rand Company, responsible for worldwide manufacturing, technology and supply chain management, serving in that position until September 2000. Mr. Volpe became President and Chief Executive Officer of Dresser-Rand Company in September 2000. He is proficient in five languages. Mr. Volpe earned a B.S. in Mechanical Engineering and a B.A. in German literature, both from Lehigh University.

Leonard M. Anthony has been our Executive Vice President and Chief Financial Officer since April 2005. Prior to that, he served as Chief Financial Officer of International Steel Group Inc., a steelmaker, since May 2003. He has over 25 years of financial management experience. He joined Bethlehem Steel Corporation, an integrated steel producer in 1979 and advanced through increasingly responsible financial management positions. He served as Corporate Credit Manager of Bethlehem Steel Corporation from October 1985 to October 1986, Director of Financial Services from November 1986 to November 1990, Director Risk Management from December 1990 to February 1993, Manager Financial Planning from March 1993 to March 1995, Assistant Treasurer from March 1995 to March 1998, Vice President and Treasurer from October 1999 to September 2001 and Senior Vice President Finance and Chief Financial Officer from October 2001 to May 2003. Mr. Anthony earned a B.S. in Accounting from Pennsylvania State University, an M.B.A. from the Wharton School of the University of Pennsylvania and an A.M.P. from the Harvard Business School.

Stephen A. Riordan has been our Vice President Finance since April 2005. Mr. Riordan served as Chief Financial Officer from October 2004 to April 2005. Prior to that, Mr. Riordan served as Vice President Finance from January 2003 to October 2004. From January 1998 until December 2002, Mr. Riordan worked as an independent consultant to numerous Ingersoll-Rand Company Limited business units both domestically and internationally. Mr. Riordan joined Ingersoll-Rand in 1981 and spent sixteen years in the finance function in positions of increasing responsibility. From May 1993 until November 1997, Mr. Riordan was the Worldwide Division Controller for

Ingersoll-Rand’s European Paving Equipment business unit in Germany. Mr. Riordan earned his CPA and is presently a Certified Management Accountant. Mr. Riordan possesses a B.S. in Accountancy from Bentley College and an M.B.A. from Lehigh University.

Walter J. Nye In February 2007, our Board of Directors approved a change in Mr. Nye’s responsibilities to Vice President and General Manager, European Served Area. Prior to that, he had been our Executive Vice President, Product Services Worldwide since the acquisition in October 2004. Mr. Nye has been with Dresser-Rand Company and its predecessor companies since 1975. He has held numerous positions of increasing responsibility including Controller, Turbo Products Division; President, Dresser-Rand Services Division; and most recently served as Executive Vice President, Product Services from October 1997 until October 2004. Prior to this appointment, Mr. Nye served as Controller for Worldwide Turbo Operations. He has also been active in the Olean Turbo world class manufacturing investment program, reengineering, business strategy and cost reduction. Mr. Nye earned a B.A. from St. Bonaventure University and a Certificate in Management Accounting.

Bradford W. Dickson has been our Executive Vice President, New Equipment Worldwide since the acquisition in October 2004. Mr. Dickson has been with Dresser-Rand Company and its predecessor companies since 1977 with over 29 years of experience in the global energy industry world with compressors and turbines for process oil and gas applications. He has held various leadership positions in international sales, marketing, and project management for Dresser-Rand Company and its predecessors, including three years located in Caracas, Venezuela managing the Venezuelan and Colombian Operations. From January 1999 to August 2000, Mr. Dickson served as Executive Vice President, Latin America, and served as Executive Vice President, The Americas Region, from August 2000 to April 2002. From April 2002 to July 2003, Mr. Dickson served as Executive Vice President, The Americas and Asia Pacific Regions. From July 2003 to October 2004, he served as Executive Vice President, responsible for all company new equipment sales worldwide, and today also carries functional responsibility for Corporate Marketing, the Government Business Unit, and the Steam Turbine Business Unit. Mr. Dickson earned a B.S. in Engineering from the University of Illinois and an M.B.A. from the University of Southern California’s Marshall School of Business.

Christopher Rossi In February 2007, our Board of Directors approved a change in Mr. Rossi’s responsibilities to Executive Vice President, Product Services Worldwide. He has worldwide responsibility for our aftermarket parts and services business, including sales, repairs, field technical support, services and solutions. Prior to that, he had been our Vice President and General Manager, North American Operations since the acquisition in October 2004. Mr. Rossi has been with Dresser-Rand Company and its predecessor companies since 1987. He has held various leadership positions within Dresser-Rand Company in the areas of Engineering, Production, Materials Management, and Supply Chain Management. From October 2003 to October 2004, Mr. Rossi was Vice President and General Manager, North American Operations, responsible for all U.S. plants, and worldwide Development Engineering. Mr. Rossi served as Vice President, Supply Chain Management Worldwide from March 1998 to January 2001 and as Vice President and General Manager, Painted Post Operation from February 2001 to October 2003. Mr. Rossi earned a B.S.M.E. from Virginia Tech and an M.B.A. in Corporate Finance and Operations Management from the University of Rochester’s Simon School of Business.

Jean-Francois Chevrier In February 2007, our Board of Directors approved a change in Mr. Chevrier’s responsibilities to Vice President and General Manager, North American Operations. Prior to that, he had been Vice President and General Manager, European Operations since the acquisition in October 2004. Mr. Chevrier has been with Dresser-Rand Company and its predecessor companies since 1990. He has held the positions of Operations Manager in Le Havre, France; Director, Special Projects in Olean, New York; and General Manager Turbo Products, Europe. From March 1997 to July 2000, he held the position of Vice President & General Manager, French Operations. From August 2000 to October 2004, Mr. Chevrier served as the Vice President & General Manager for European Operations in Le Havre, France, which included responsibility for our businesses and plants in Oberhausen, Germany, and Kongsberg, Norway. Prior to joining Dresser-Rand Company, Mr. Chevrier held various leadership positions at a Peugeot subsidiary, specializing in military and aerospace hydraulic equipment. Mr. Chevrier earned a B.S.M.E. from Tarbes University in France.

Elizabeth C. Powers has been our Vice President and Chief Administrative Officer since April 2005. Prior to that, Ms. Powers served as Vice President, Human Resources since April 2004. Ms. Powers was the Vice President for Ingersoll-Rand’s Global Business Service from January 1999 until January 2003. In this capacity, she was responsible for directing the design of worldwide benefits, as well as establishing the Human Resource Shared Services organization for Ingersoll-Rand. Ms. Powers left Ingersoll-Rand on a leave of absence from January 2003 until March 2004. Ms. Powers has been with Dresser-Rand Company and its predecessor companies since 1986. She has held various Human Resource positions in Dresser-Rand Company since the start of the Dresser Industries, Inc. and Ingersoll-Rand joint venture and has also worked as Director and Vice President of Human Resources in various Ingersoll-Rand businesses. From 1994 to 1998, Ms. Powers served as worldwide Vice President, Human Resources, Production Equipment Group. She has also served on the Board of Rx Intelligence. Ms. Powers earned a B.S. from Cornell University’s School of Industrial & Labor Relations.

Randy D. Rinicella has been our Vice President, General Counsel and Secretary since April 2005, and has been designated as the Company’s Chief Compliance Officer. Prior to that, Mr. Rinicella was a shareholder at the national law firm of Buchanan Ingersoll PC from January 2004 until April 2005. He was a member of the firm’s corporate finance department and managing partner of the Cleveland, Ohio office. From March 2002 until January 2004, Mr. Rinicella was a partner at the law firm of Roetzel & Andress. Previously, Mr. Rinicella was with the law firm of Reminger & Reminger as a partner from January 1999 until March 2002, and as an associate from March 1995 to January 1999, and was Senior Corporate Counsel at Reliance Electric Company from October 1990 until March 1995. Mr. Rinicella earned a B.S. in Management from the Weatherhead School of Management at Case Western Reserve University, a J.D. from the Cleveland Marshall College of Law and an M.B.A. from the Nance College of Business Administration at Cleveland State University.

Lonnie A. Arnett has been our Vice President, Controller and Chief Accounting Officer since June 2005. Prior to that, he served as Vice President, Controller and Chief Accounting Officer for International Steel Group Inc. since November 2003. From May 1984 to October 2003, Mr. Arnett served as Vice President, Controller and Chief Accounting Officer of Bethlehem Steel Corporation. Mr. Arnett held financial leadership positions in auditing and as Corporate Controller at Armco Steel Corporation from April 1977 to April 1984. He also led a variety of audit engagements for Deloitte & Co., now Deloitte and Touche, from June 1968 to March 1977. Mr. Arnett is a CPA and earned a B.S. in Accounting from Western Kentucky University and an A.M.P. from Harvard Business School.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement issued in connection with the 2007 Annual Meeting of Stockholders.

THE COMPENSATION COMMITTEE

Louis A. Raspino, Chairman
Mark A. McComiskey
Jean-Paul Vettier

COMPENSATION DISCUSSION AND ANALYSIS

Introductory Statement

The following is a discussion of the principles, goals and objectives of our compensation programs, our reasons for adopting these programs and the actual compensation earned in 2006 by the following individuals (our “named executive officers” or “NEO”):

•	Vincent R. Volpe Jr., our President & Chief Executive Officer

•	Leonard M. Anthony, our Executive Vice President and Chief Financial Officer

•	Stephen A. Riordan, our Vice President, Finance

•	Walter J. Nye, our Vice President and General Manager, European Served Area

•	Bradford W. Dickson, our Executive Vice President, New Equipment Worldwide

This discussion explains and provides context for the numerical information provided in the Summary Compensation Table and other supplementary information that begins on page 24.

Compensation Program Objectives

The objectives of our compensation programs are the following:

•	provide market-competitive compensation opportunities intended to attract and retain talented executive officers

•	reward sustained positive operational and financial results aligned with our strategic objectives and initiatives

•	ensure focus on the continual improvement of our control processes

•	create alignment between our leadership team and our stockholders

•	reward individual performance and results.

These objectives reflect an emphasis on the importance of performance and accountability at both the individual and corporate levels, and play a critical role in the success of the business.

Dresser-Rand has experienced significant change over the past two years. In November of 2004, Dresser-Rand, a $1 billion division of a multinational public company, was purchased by First Reserve Corporation (FRC) marking the beginning of the Company’s transition to becoming a stand-alone company. Less than one year later, in August of 2005, the Company completed the initial public offering (IPO) of its shares on the New York Stock Exchange. The following timeline describes these events:

Since the acquisition of Dresser-Rand by FRC, our executive compensation programs have been designed and implemented to support the Company’s transition to becoming an independent, public company. The compensation program goals can be further defined as follows:

•	Retain the management team that has led Dresser-Rand to its well-respected position within the energy industry, maintaining its significant expertise in sales, engineering, and operations.

•	Attract certain, key corporate officers with experience leading similar transitions in other companies and possessing the necessary skills to guide the development of programs and processes required of public companies in the areas of finance, information technology, legal, environmental, safety and human resources

•	Provide strong incentive to increase stockholder value

Role of the Compensation Committee

Our compensation programs are reviewed and approved by the Compensation Committee (the “Committee”) of the Board of Directors.

Compensation Program Elements

The compensation elements provided to the named executive officers in 2006 included:

•	Annual base salary,

•	An annual incentive compensation opportunity with payment criteria based directly on Company and individual performance,

•	Limited perquisites,

•	The Dresser-Rand Holdings LLC (“DRH LLC) Equity Program, and

•	Post-employment benefits.

These compensation elements have two distinct sources of origin which correspond to the Company’s previously described transition to becoming an independent, public company:

Compensation elements that originated with the Company’s former parent, Ingersoll Rand.

These elements include base salary, annual incentive compensation, post-employment benefits and perquisites. Dresser-Rand assumed the medical, dental, life, disability and retirement savings plans in place at the time of the acquisition by FRC. Most of these plans are available to our general employee population. After conducting a comprehensive review, several of these legacy retirement programs have been subsequently frozen and as such participants are no longer accruing benefits. These plans are described further under the heading “Post-employment Benefits”.

Compensation elements introduced by FRC.

The principal compensation element put in place by FRC at the time of its acquisition of Dresser-Rand was the opportunity for the named executive officers to invest and participate in the DRH LLC Equity Program. The objectives of this investment program were to align the interests of the leadership team and the stockholder, FRC, and to provide a significant retention incentive to keep this leadership team in place throughout the period of FRC’s ownership. Each of our five named executive officers elected to make personal investments in the DRH LLC Equity Program. Earnings from this investment program have been directly tied to earnings received by FRC through its sale of Dresser-Rand shares. As such the duration of this program and its capacity to encourage the retention of our named executive officers has been directly tied to the timing of FRC’s sale of its ownership in Dresser-Rand. The terms of this program are further described under the heading “DRH LLC Equity Program”.

2006 Compensation Decisions

At the end of 2005 the Committee reviewed base salaries and target annual incentive levels for our senior executives, including our named executive officers, and approved adjustments to them where it deemed appropriate. This review and the resulting compensation decisions are described within the following sections entitled “Base Salary” and “Annual Incentives”. At this time, FRC still owned more than 60% of Dresser-Rand and it was anticipated that the DRH LLC program introduced by FRC just prior to the IPO in November of 2005, would continue throughout 2006. As such the Committee did not conduct a competitive review of long-term incentives as it did not anticipate the need to introduce a Dresser-Rand long-term incentive in 2006.

In general the Committee considers the following when determining changes to any of the named executive officers’ compensation elements:

•	Significant changes in the named executive’s responsibilities

•	Market comparable data for like positions in companies similar to Dresser-Rand in size, operations and other factors

•	Significant changes in the competitive landscape for executives possessing the skills the Company requires to accomplish its short and long-term business objectives

•	Performance of the executive

•	Performance of the Company

Base Salary

Base salaries for our named executive officers are provided with the intent to create a market-competitive foundation for the overall compensation package, in support of our objective to attract and retain talented executive officers. The starting point for determining base salary, is to set it at a level that is generally competitive with comparable positions in other companies similar to Dresser-Rand in size, operations and industry. In general, our objective is to align the base salaries of our executives, including the named executive officers, with the market median (or 50th percentile). This alignment may take place over time or be achieved more rapidly, however, depending upon additional factors such as the individual skills, experience and performance of the named executive officer. The result of all of these considerations may result in the actual base salaries of our named executives being at, above or below the competitive target at any point in time.

In the fourth quarter of 2005, the Committee reviewed an analysis of CEO compensation prepared by the Company’s executive compensation professional. This analysis was designed to examine the competitiveness of the CEO’s compensation and considered compensation levels for CEOs from published survey data as well as from a selection of companies within the energy services sector. The list of energy services companies included companies in similar markets, with similar operations, or in competitive positions to our company. The six companies included in the CEO compensation study were:

National Oilwell Varco FMC Technologies Cameron International Corporation	Oil States International Inc. Hanover Compressor Co. Universal Compression Holdings, Inc.

For the other named executive officers, the Committee reviewed compensation data from several published survey sources. To assess market competitiveness, base salaries for like position matches were identified within and compared to the survey data. Position matches were selected based on job responsibilities and company scope, size, and industry for those positions where special industry knowledge is required.

The actual level of each named executive officer’s salary was then determined through an individual evaluation based on all of the foregoing factors.

Annual Incentives

Annual incentives are provided to drive and reward the achievement of both Company-wide objectives and individual performance objectives. The annual incentive compensation, reported in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation”, consists of annual cash incentive awards for Dresser-Rand’s named executive officers earned in 2006 and paid in 2007 under our Annual Incentive Plan (the “Annual Incentive Plan”). In addition to the named executive officers, other members of senior management also participated in the Annual Incentive Plan. All payments made under this plan are subject to the authority, discretion and approval of the Compensation Committee.

Annual incentive targets are expressed as a percentage of base salary. Each year the Compensation Committee establishes target incentive levels for the named executive officers. Similar to the base salary benchmarking that was conducted in the fourth quarter of 2005, each named executive officer’s short-term incentive target was compared to market survey data. The results of this survey process indicated no significant variations between the actual incentive targets and the market median. As such there were no changes made in 2006 with regard to incentive target levels for the named executive officers. The 2006 threshold, target and maximum incentive payment opportunities for each named executive officer are shown in the Grants of Plan-Based Awards table.

Each year the Compensation Committee establishes plan performance objectives for the named executive officers. Annual incentive compensation performance targets, once set, are generally not subject to any discretionary changes. However, in exceptional performance circumstances, the Compensation Committee may apply its authority and discretion to approve incentive compensation payments that are less than or in excess of the payment that is based upon the application of the target percentage.

In 2006 there were two sets of objectives under the Annual Incentive Plan:

(1) Dresser-Rand financial objectives which comprised 80% of the target bonus and

(2) Individual objectives which comprised 20% of the target bonus.

Financial Objectives

In 2006, the Annual Incentive Plan required that 80% of each participant’s incentive opportunity be based upon actual performance against two to five financial performance objectives. The financial objectives may be based on Company-wide performance or a combination of Company-wide performance and division, business unit, or segment performance measurements. These financial performance objectives are based directly upon our annual operating plan approved by the Board of Directors. The annual operating plan reflects the objectives set for the Company by the Board of Directors and takes into account the specific circumstances facing the Company during the plan year. The plan is generally established to incorporate “stretch targets” in order to drive the achievement of the greatest possible corporate results in any given performance period. The goals of the plan, while aggressive, represented the level of performance that the Company was expected to achieve in 2006.

The 2006 Company financial performance objectives included in each named executive officer’s incentive were:

(i) Trailing twelve month adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) as measured at the end of each calendar quarter, defined as net income plus income taxes, interest expense, depreciation, amortization, plus or minus any adjustments as described in the Indenture for the Company’s 7 3/8% Senior Subordinated Notes, and

(ii) Quarterly operating cash flow, defined as net cash provided by operating activities.

The Compensation Committee approved these objectives for 2006 because they believed them to be key performance measures directly linked to the Company’s overall objective of increasing the value of the company for its stockholders. These objectives were aligned with our annual operating plan and while the identified targets were considered to be attainable, they did require substantial improvement over 2005 performance levels.

In addition to the Company financial performance objectives, Messrs. Nye and Dickson’s incentive targets included business segment operating performance objectives. The weighting of Company and business segment financial performance objectives varies among the named executive officers and depends upon the nature of each executive’s responsibilities.

Individual Objectives

The remaining twenty percent of each named executive officer’s annual bonus opportunity is based on performance against three to five individual objectives that are established at the beginning of the performance period. These objectives may be qualitative or quantitative performance factors. The CEO establishes his own individual objectives after discussion with the Board and the Committee, and submits them for review by the Committe and approval by the Board of Directors. The CEO submits to the Committee the individual objectives for each of the other named executive officers for approval. The individual objectives established as a component of the Annual Incentive Plan are designed to reward individual performance that is aligned with our organizational goals and thereby improve the company’s overall performance.

In 2006 the individual objectives for our named executive officers, were focused on achieving goals that aligned with the Company’s strategic focus and governance policies and also included objectives specific to each executives’ area of responsibility, including business segment growth, market expansion, regulatory compliance, health and safety improvements, client development, business acquisitions, procurement and retention of internal talent and driving cultural change within the organization.

Perquisites

Dresser-Rand’s use of perquisites as an element of compensation is limited and is not viewed as a significant element of our compensation structure. We provide a leased automobile to our CEO and pay the associated costs, including fuel, insurance and repairs.

DRH LLC Equity Program

In connection with our acquisition from Ingersoll-Rand Company Limited in October, 2004, FRC offered our CEO and other senior executive officers the opportunity to participate in the acquisition through the DRH LLC Equity Program. This program was designed to retain the senior leadership team throughout the period of FRC’s ownership and to directly align its interests with those of FRC.

The program required an investment of personal funds by each participant and in return provided grants of several types of equity units (common units, service units and exit units). Through the initial public offering and each successive secondary offering of Dresser-Rand shares, participants received cash distributions from FRC based on the incremental value of the Dresser-Rand stock price and the number of equity units held by each participant.

In 2006, all exit units issued to the named executive officers vested, and the Company recorded a non-cash expense of $23.6 million. The amount of this non-cash expense attributable to each named executive officer is shown in the Summary Compensation Table. The actual cash distributions received by each named executive officer are shown in the narrative description following the Summary Compensation Table.

In March of 2007, Dresser-Rand Holdings, Inc. LLC sold its remaining shares in Dresser-Rand for net proceeds of $309.5 million, and therefore there will be no further distributions from the DRH LLC Equity Program. The cash distributions provided to each named executive officer from this sale are described in the Dresser-Rand Holdings, LLC Membership Interests section of this Proxy Statement.

In the fourth quarter of 2006 the Committee, anticipating that after 2007 there would be no further distributions from the DRH LLC Equity Program, approved for introduction in 2007, a Long-Term Incentive program. Additional information on this program is provided under the heading “Forward Looking Compensation Decisions”.

Post-Employment Benefits

Our retirement savings plans help our employees prepare for retirement. In 2006, we offered several qualified and non-qualified retirement savings plans. Our objectives with regard to these retirement savings plans are to provide benefit levels that are competitive when compared to similarly sized companies within general industry and that are designed with simple and straightforward terms to enable participants to realize the maximize value from such plans.

The following defined contribution savings plans were sponsored by the Company in 2006:

•	Dresser-Rand Company Retirement Savings Plan (the “Retirement Savings Plan”) — a tax-qualified, defined contribution plan with a 401(k) feature that provides company matching and non-matching contributions on pre- and post-tax deferrals

•	ERISA Company Compensation Limit Plan for Dresser-Rand Company (the “Compensation Limit Plan”) — a non-tax-qualified defined contribution plan for employees whose eligible income exceeds the IRC 417 (a)(17) annual compensation limit. This plan was frozen on December 31, 2006.

•	ERISA Excess Benefit Plan for Dresser-Rand Company (the “Excess Plan”) — a non-tax-qualified defined contribution plan for those employees whose eligible income exceeds the IRC 415c limit. This plan was frozen on December 31, 2006.

All of our named executive officers are eligible to participate in the Retirement Savings Plan on the same basis as all other plan participants. In 2006, our named executive officers may have also participated in the Compensation

Limit Plan and or the Excess Plan. Such participation was based on plan criteria, individual plan contribution levels and other factors. The account balances and contributions attributable to our named executive officers under these plans are shown in the table entitled “Non-Qualified Deferred Compensation”.

Upon review of the two non-tax qualified defined contribution plans, we determined that the plans did not meet Dresser-Rand’s newly established objectives for benefits plans described as follows:

•	Plans that are simple for participants to understand and participate in

•	Plans that are market competitive

•	Plans that are easily administered to facilitate accuracy in record-keeping and regulatory compliance

Consequently, these two non-qualified defined contribution plans were frozen, and future plan benefits ceased as of December 31, 2006. A new non-qualified defined contribution plan designed to better achieve our benefit plan objectives was established effective January 1, 2007. This plan will be described in the 2008 proxy.

Other Post-Employment Plans Frozen or Terminated

Messrs. Volpe, Nye and Dickson also have accrued benefits under the Dresser-Rand Pension Plan and a non-tax qualified supplemental executive retirement plan, the Supplemental Executive Retirement Plan of Dresser-Rand Company (“SERP Plan”), both of which were frozen in 1998. Until 2005, Dresser-Rand maintained a deferred compensation plan for our senior managers under which eligible employees could defer salary and bonus. This plan was terminated in 2005, under the provisions of the decision of the Dresser-Rand Benefits Committee. In 2000, the Dresser-Rand Benefits Committee informed the participants that in the event of a sale of the Company from the parent, Ingersoll Rand, the plan would be terminated and the individual account balances would be distributed to the participants. All account balances were distributed in 2005 and early 2006. The amounts deferred were disclosed when earned and are not reflected in the Summary Compensation Table below.

Other Considerations — The Corporate Tax Deduction on Compensation in Excess of $1 Million a Year

Section 162(m) of the Code generally limits to $1 million the deductibility of compensation paid by a public company to any employee who on the last day of the year is the Chief Executive Officer or one of the four other most highly compensated officers. Dresser-Rand is currently subject to the transition rules of Section 162(m) of the Code and U.S. Treasury regulations applicable to entities that have recently become publicly traded. Therefore Dresser-Rand was not subject to the $1 million limitation on deductibility in 2006. Outside the transition rules, compensation may qualify for an exemption from the deduction limit if it satisfies certain conditions under Section 162(m).

The Compensation Committee considers the impact of this rule when developing and implementing Dresser-Rand’s executive compensation programs. Dresser-Rand believes that it is important to preserve flexibility in administering compensation programs. Accordingly, Dresser-Rand has not adopted a policy that all compensation must qualify as deductible under Section 162(m), and amounts paid under any of Dresser-Rand’s compensation programs may be determined not to so qualify. Where applicable, we will try to maximize deductibility under Section 162(m); however, we will do so only to the extent that the action is not in conflict with the best interests of our stockholders.

Forward Looking Compensation Decisions

In August of 2006, the Committee approved an external consulting firm, Pearl Meyer & Partners to advise on executive compensation matters. The Committee worked with the Consultant to develop a peer group of companies to be used for compensation benchmarking and requested a market-competitive review of the following executive compensation elements: base salaries, annual incentive targets and long-term incentives. The outcome of this analysis will guide actions and decisions regarding executive compensation programs and individual compensation levels in 2007. Following are some highlights of the Committee’s forward looking compensation actions taken in 2006.

Stock Ownership Guidelines

In conjunction with its competitive review of executive compensation the Committee also analyzed the stock ownership practices of both peer companies and general industry. The Committee believes it is critical that the members of the leadership team acquire and hold a significant ownership stake in Dresser-Rand stock. In support of this objective, the Committee introduced stock ownership guidelines for its named executive officers.

Our Compensation Committee approved stock ownership guidelines in November 2006 in order to further align the interests of senior management, including the named executive officers, with those of our stockholders. Under the guidelines, members of our senior management are expected to hold common stock having a value equal to a multiple of their base salary as determined by their position. The guidelines recommend a multiple of 10 times base salary for Mr. Volpe, and no less than three times base salary for the other named executive officers. Each member of senior management covered by our stock ownership guidelines is expected to retain at least 50 percent of the net shares resulting from equity compensation awards until he or she achieves the applicable ownership level contemplated by the stock ownership guidelines. For purposes of these guidelines, stock ownership includes shares over which the holder has direct or indirect ownership or control, including restricted stock and restricted stock units, but does not include unexercised stock options. The ownership guidelines are expected to be met within five years. The Compensation Committee will review compliance with the guidelines on an annual basis.

Long-Term Incentives

In anticipation of the termination of the DRH LLC Equity program in the fourth quarter of 2006, and in order to ensure the ongoing competitiveness of the Company’s total executive compensation program, the Committee approved for introduction in 2007, a Dresser-Rand Long-Term Incentive program. Grants under this program were provided to the Company’s senior executive team, including the named executive officers. This program provides for grants of time-based restricted stock, restricted stock units, stock options and stock appreciation rights under the Company’s 2005 Stock Incentive Plan.

The Committee chose this design in order to optimize the alignment between the reward opportunity provided to each named executive officer and the appreciation in the value delivered to Company’s stockholders, while at the same time encouraging the retention of the Company’s senior executives. To reinforce the importance for the executive leadership team to hold a significant equity stake in the Company, the Committee further decided to award a 2-year equity grant in 2007 whereby each executive would simultaneously receive both a 2007 and 2008 award.

At this time the Committee also approved the adoption of four fixed dates on which equity grants could occur in 2007. The 2-year equity grant to the executive leadership team, including the named executive officers occurred on the first fixed grant date of February 15. Three successive fixed dates of May 15, August 15 and November 15 were established for subsequent new hire or special grants that may be provided throughout the year. These grant dates were adopted in support of the Company’s philosophy against timing the release of non-public information in such a way as to influence the price of equity grants provided to its executive officers and employees. The Company has not at any time in the past, back-dated stock options and stands firmly opposed to this practice. More information on long-term incentives granted in 2007 will be described in the Company’s 2008 proxy report.

Summary Compensation Table

The following table summarizes the compensation of our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers for 2006. We refer to these individuals as our named executive officers.

				Change in
				Pension Value
				and Nonqualified
			Non-Equity	Deferred
			Incentive Plan	Compensation	All Other
Name and Principal			Compensation($)	Earnings($)	Compensation($)
Position	Year	Salary($)	(1)	(2)	(3)	Total($)

Vincent R. Volpe Jr.	2006	$600,000	$600,000	$8,559	$10,958,964	$12,167,523
President & Chief Executive Officer
Leonard M. Anthony	2006	$380,634	$255,700	$0	$2,533,096	$2,803,367
Executive Vice President and Chief Financial Officer
Stephen A. Riordan	2006	$235,872	$107,500	$0	$1,938,400	$2,281,772
Vice President, Finance
Walter J. Nye	2006	$258,336	$131,400	$8,038	$1,118,702	$1,516,476
Vice President and General Manager, European Served Area
Bradford W. Dickson	2006	$238,878	$126,200	$7,013	$1,124,070	$1,496,161
Executive Vice President, New Equipment Worldwide

Annual base salary rates for the CEO and each named executive officer were reviewed at the end of 2005 in accordance with the philosophy and methodology described previously within the subheading “Base Salary”. The resulting base salary changes for 2006 are as follows; Mr. Volpe’s annual salary was increased by $100,000 from $500,000 to $600,000 on January 1, 2006, Mr. Anthony’s annual salary was increased by $7,512 from $375,000 to $382,512 on April 1, 2006, Mr. Riordan’s annual salary was unchanged in 2006 and remained at $235,872, Mr. Nye’s annual salary was increased by $7,584 from $252,648 to $260,232 on April 1, 2006 and Mr. Dickson’s annual salary was increased by $9,288 from $231,912 to $241,200 on April 1, 2006.

(1)	Represents payments earned under the Annual Incentive Plan in 2006 which were paid to the named executive officers in 2007. These payments are based on an annualized achievement level of 119% and 58.8% of the Company’s 2006 financial performance targets of Adjusted EBITDA and Operating Cash Flow (as described under the subheading entitled “Annual Incentives”), respectively, as well as each named executive officer’s performance against his individual objectives. In consideration of its overall assessment of Mr. Volpe’s individual performance as well as the overall performance of the Company, the Committee applied a positive discretionary adjustment of $53,400 to Mr. Volpe’s calculated bonus amount of $546,600 to arrive at a total incentive amount of $600,000. The incentive payments made to Messrs. Nye and Dickson also incorporated their actual performance against the financial performance targets established for each of their respective business segments.

(2)	Represents the aggregate increase in actuarial present value for benefits previously earned under the frozen Dresser-Rand Pension Plan and the frozen Dresser-Rand SERP Plan. The actuarial values are based on the November 30 measurement date used for financial statement reporting purposes using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. A discussion of the assumptions made in determining this increase is included following the tabled entitled “Pension Benefits

(3)	The amounts shown in the “All Other Compensation” column include the following:

	(1)			(4)
	Value of Exit	(2)		Company
	Units of DRH	Value of		Contributions		(6)
	LLC Equity	Service		to Non-		Relocation	Tax
	Program	Units of	(3)	Qualified	(5)	Expenses	Assistance
	(Value of	DRH LLC	Company	Defined	Use of	including	for
Named Executive	$3.74852 per	Equity	Savings Plan	Contribution	Company	Tax	Relocation
Officer	unit)	Program	Contributions	Plans	Car	Assistance	Assistance

Vincent R. Volpe Jr.	$10,495,856	$341,921	$21,503	$83,480	$16,204	$0	$
Leonard M. Anthony	$2,099,171	$418,358	$15,567	$0	$0	$0	$0
Stephen A. Riordan	$1,836,775	$59,836	$15,800	$11,429	$0	$10,724	$3,856
Walter J. Nye	$1,049,586	$34,192	$15,800	$19,124	$0	$0	$0
Bradford W. Dickson	$1,049,586	$34,192	$15,800	$24,492	$0	$0	$0

As described previously under the “DRH LLC” heading, each named executive officer received cash payments from FRC at the time of each public offering of Dresser-Rand shares. The value of these payments were based on the market price of Dresser-Rand’s stock and the number of equity units held by each named executive officer. The values in columns (1) and (2) reflect the Company’s 2006 non-cash expense associated with the following cash payments:

(1)	The following cash payments were paid by FRC (not DRC) based on the value of exit units held by each named executive officer:

a) Mr. Volpe — $28,214,064

b) Mr. Anthony — $5,642,813

c) Mr Riordan — $4,937,461

d) Mr. Nye — $2,821,406

e) Mr. Dickson — $2,821,406

(2)	The following cash payments were paid by FRC (not DRC) based on the value of service units held by each named executive officer:

a) Mr. Volpe — $10,847,002

b) Mr. Anthony — $2,169,400

c) Mr. Riordan — $1,898,225

d) Mr. Nye — $1,084,700

e) Mr. Dickson — $1,084,700

(3)	Our named executive officers are eligible to participate in the Retirement Savings Plan and are eligible for employer contributions on the same basis as all other participating employees. Non-matching Company contributions to the Retirement Savings Plan are subject to three-year cliff-vesting; all matching contributions are vested immediately. In 2006 we matched employee contributions up to 4% of compensation and contributed an additional 3% of compensation to the Retirement Savings Plan for each of the named executive officers. The values in this column represent the total of all 2006 Company contributions made on behalf of each named executive officer for this plan.

(4)	Our named executive officers participated in two non-qualified defined contribution plan retirement plans, the Compensation Limit Plan and the Excess Plan. The values in this column represent the total of all 2006 Company contributions made on behalf of each named executive officer under these plans. Additional details regarding these plans are shown in the table entitled, “Non-Qualified Deferred Compensation”.

(5)	The value in this column represents the incremental cost associated with Mr. Volpe’s personal use of his company paid vehicle. This amount has been calculated by multiplying the percentage of his personal usage (80%) by company’s total annual cost associated with the vehicle including lease expense, tax, licensing and fuel.

(6)	Mr. Riordan relocated at the Company’s request and received tax-assisted benefits in accordance with the Company’s relocation policy.

Grants of Plan-Based Awards For 2006

The following table provides details about the plan-based awards granted to our named executive officers for 2006.

		Estimated Possible Payouts Under
		Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold($)	Target($)	Maximum($)

Vincent R. Volpe Jr.	N/A	$48,000	$600,000	$600,000
Leonard M. Anthony	N/A	20,456	225,700	383,550
Stephen A. Riordan	N/A	8,600	107,500	161,250
Walter J. Nye	N/A	10,512	131,400	157,680
Bradford W. Dickson	N/A	10,096	126,200	189,300

These columns show the range of payouts targeted for 2006 performance under the Dresser-Rand Annual Incentive Plan (the “Annual Incentive Plan”). The amount shown in the “target” column represents the incentive payment that will be earned by each named executive officer if 100% of the performance objectives are achieved. The target bonus level as a percentage of each NEO’s base salary rate of 100% and 75% respectfully for Mssrs. Volpe and Anthony the target bonus as a percentage of base salary rate is 50% for Mssrs. Nye, Riordan and Dickson. The amount shown in the “maximum” column represents the maximum amount payable under the Annual Incentive Plan. The amount shown in the “threshold” column represents the amount payable under the Annual Incentive Plan if only the minimum level of performance is achieved on the financial performance objectives, which is 8% of the target amount. For more information regarding the Annual Incentive Plan and the criteria applied in determining the amounts payable under the Plan, please see subheading entitled “Annual Incentives”. The actual amount of incentive bonus earned by each named executive officer in 2006 is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

Employment Agreements and Arrangements

Most of our named executive officers are employees at will and have not entered employment agreements with the Company. Some of the compensation described in the tables above is provided under Mr. Volpe’s employment agreement, described below.

Vincent R. Volpe Jr.

On October 27, 2004, we entered into an employment agreement with Mr. Volpe pursuant to which he serves as our President and Chief Executive Officer. Mr. Volpe’s employment agreement has an indefinite term. Mr. Volpe’s total compensation will be reviewed at least once every twelve months by our Board of Directors.

Under the agreement, Mr. Volpe is also entitled to benefits in accordance with the terms and conditions of the benefit plans and programs maintained by us for individuals in positions comparable to Mr. Volpe. In addition, Mr. Volpe is entitled to a leased vehicle of his choice with a purchase price not to exceed $60,000 and reimbursement for all insurance, maintenance and gasoline costs for the vehicle.

We have agreed to indemnify Mr. Volpe to the fullest extent permitted by law against all liabilities resulting from his performance of services for us and to advance reasonable expenses incurred by Mr. Volpe in connection with any proceeding to which he is a party because of his service to us.

The employment agreement with Mr. Volpe also contains provisions relating to post-employment compensation, which are described below under the heading “Potential Payments Upon Termination or Change in Control.”

Leonard M. Anthony

We have entered into a severance agreement with Mr. Anthony, which is described below under the heading “Potential Payments Upon Termination or Change in Control.”

Pension Benefits For 2006

The following table sets forth the present value of accrued pension plan benefits for each of our named executive officers as of the end of 2006.

			Present Value of
		Number of Years	Accumulated	Payments During
Name	Plan Name	Credited Service(#)	Benefit($)(1)	Last Fiscal Year($)

Vincent R. Volpe Jr.	Dresser-Rand Pension Plan	25	$86,916	$0
	Supplemental Executive Retirement Plan of Dresser-Rand Company	25	$46,319	$0
Leonard M. Anthony	N/A	N/A	N/A	N/A
Stephen A. Riordan	N/A	N/A	N/A	N/A
Walter J. Nye	Dresser-Rand Pension Plan	31	$118,715	$0
	Supplemental Executive Retirement Plan of Dresser-Rand Company	31	$8,731	$0
Bradford W. Dickson	Dresser-Rand Pension Plan	29	$104,183	$0
	Supplemental Executive Retirement Plan of Dresser-Rand Company	29	$7,098	$0

(1)	The calculation of present value of accumulated benefit assumes retirement at age 65, a discount rate of 5.60 percent and the RP2000 mortality for healthy males and females.

Prior to March 31, 1998, Dresser Rand Company, our predecessor, sponsored both a qualified pension plan, the Dresser-Rand Pension Plan and a nonqualified defined benefit pension plan, the SERP Plan for salaried employees. The benefits under these plans were based on final average pay and service at retirement, subject to applicable offsets. Effective March 31,1998, our Predecessor amended both plans to cease benefit accruals as of that date. That is, for employees hired prior to March 31, 1998, their accrued benefits under the Dresser-Rand Pension Plan were frozen and no additional accruals due to service and or pay were granted. Employees hired after March 31, 1998 were not eligible to participate in any defined benefit pension plans sponsored by the Company.

As of December 31, 2006, Messrs. Volpe, Nye and Dickson have estimated monthly accrued pension benefits of $2,500, $2,100 and $1,800, respectively. These benefit amounts are payable at age 65 as a single life annuity and represent the benefit payable from both the Dresser-Rand Pension Plan and the SERP Plan. These benefit amounts are fixed obligations of the successor and will not increase with future pay and/or service levels. Other actuarial equivalent distribution options are available to them under the qualified pension plan, such as a 100% Joint & Survivor option, 50% Joint & Survivor option and 10 Year Period Certain. Only the 50% Joint & Survivor option is available under the SERP pension plan.

The Normal Retirement Age is 65 for both the Dresser-Rand Pension Plan and the SERP Plan. The Dresser-Rand Pension Plan permits participants who possess at least 9 years of benefit credit service upon termination of employment to begin receiving pension benefits anytime on or after their 55th birthday.

The retirement reduction factors for both the Dresser-Rand Pension Plan and the SERP Plan are as follows:

Percent of Age 65 Benefit that is
Age when Benefits Commence	Payable Upon Retirement

65	100%
64	90.69%
63	82.48%
62	75.22%
61	68.77%
60	63.02%
59	57.88%
58	53.27%
57	49.12%
56	45.38%
55	41.99%

As of December 31, 2006, none of the NEOs were eligible for early retirement as they are all under age 55.

Non-Qualified Deferred Compensation For 2006

The following table summarizes the compensation provided to our named executive officers under our non-qualified deferred compensation plans for 2006.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings	Withdrawals/	Balance at
Name	Last FY($)	in Last FY($)(1)	in Last FY($)	Distributions($)	Last FYE($)(2)

Vincent R. Volpe Jr.	$153,900	$83,480	$78,109	$0	$1,404,218
Leonard M. Anthony	$0	$0	$0	$0	$0
Stephen A. Riordan	$35,682	$11,429	$1,039	$0	$68,913
Walter J. Nye	$30,845	$19,124	$32,366	$0	$289,801
Bradford W. Dickson	$32,900	$24,492	$20,872	$0	$214,055

(1)	Amounts shown in this column are also included in the Summary Compensation Table in the “All Other Compensation column.”

(2)	Amounts shown in this column were previously reported as compensation to the NEO in the Summary Compensation Table for previous year.

The Non-Qualified Deferred Compensation table summarizes 2006 contributions and benefits provided under two Company sponsored non-qualified defined contribution plans, the Compensation Limit Plan and the Excess Plan. Participation in these two non-qualified deferred compensation plans is voluntary in that such participation is derived from an individual’s election to participate in the qualified Retirement Savings Plan in any given year.

•	Compensation qualifying for deferral into these non-qualified defined contribution plans during 2006 was limited to compensation earned for time worked and did not include incentive pay received during 2006. Total combined contributions made to the qualified plan, the Retirement Savings Plan and the non-qualified plans were limited to a maximum of 50% of qualifying compensation earned each pay period. Contributions to the non-qualified plan were only permitted after the participant reached the IRC 415(c) limit or the 401(a)(17) limit.

•	Participants in these plans were provided with the option to invest in a variety of investment funds managed by Vanguard (the Plan’s trustee). Participants also had the option of investing in several mutual investment funds also managed by Vanguard.

•	None of the NEOs received a withdrawal or distribution from these plans in 2006. Distributions from these plans are permitted upon termination of employment subject to limitations imposed by IRC 409A.

Potential Payments Upon Termination or Change in Control

The tables below reflect the amount of compensation payable to each of the named executive officers in the event of termination of employment or change in control. In preparing the tables below, we assumed that the termination occurred on December 31, 2006.

Unless otherwise provided in an employment or severance agreement described below, our named executive officers are not entitled to compensation upon a change in control, a termination without cause, or a termination upon death or disability from the company for any reason.

Vincent R. Volpe Jr.

The following table shows the potential payments upon termination or a change in control for Vincent Volpe, our President and Chief Executive Officer. Under the terms of his employment agreement, if Mr. Volpe’s employment is terminated by us without “cause” or if Mr. Volpe resigns for “good reason” (as such terms are defined in his employment agreement), Mr. Volpe will receive (a) a severance payment equal to twice his base salary, (b) the accrued but unpaid salary through the date of termination, (b) the accrued but unpaid bonus earned for fiscal years prior to the fiscal year of termination, (c) the maximum target annual bonus for the fiscal year of termination, prorated to the amount of time actually employed during such year, and (d) continued medical, dental, disability and life insurance coverage for two years following the date of termination. To the extent Mr. Volpe is entitled to receive severance, he is subject to a provision in his employment agreement prohibiting him from competing with us. If Mr. Volpe’s employment is terminated by us for “cause” or if Mr. Volpe resigns without “good reason,” we can elect to enforce a provision in his employment agreement prohibiting him from competing with us for a period of up to two years following such termination provided that we pay Mr. Volpe his base salary for such two-year period.

Mr. Volpe purchased $1,999,992 of common units of DRH LLC at the same price paid per unit by funds affiliated with FRC Corporation in connection with our acquisition from Ingersoll-Rand Company Limited in October 2004. In addition, Mr. Volpe received grants of profit units of DRH LLC that permit him to indirectly share in appreciation in the value of our shares and that are subject to the terms and conditions of the Amended and Restated Limited Liability Company Agreement of DRH LLC. If Mr. Volpe’s employment had been terminated by us on December 31, 2006, DRH LLC could have elected to liquidate his common units in exchange for shares of our common stock having an equivalent total value. If Mr. Volpe resigned for “good reason” or was terminated without cause and DRH LLC did not elect to convert his common units to common shares, he could have required DRH LLC to do so and required DRH LLC to repurchase those shares.

	Change-In-Control	Termination Without Cause	Death or Disability

Bonus for Year of Separation	$0	$600,000	$600,000
Cash Severance	$0	$1,200,000	$1,200,000
Retirement Related Benefits	$2,703,593	$2,703,593	$2,703,593
Health Care Benefits	$0	$19,152	$19,152
Total	$2,703,593	$4,522,745	$4,522,745

Leonard M. Anthony

The following table shows the potential payments upon termination or a change in control for Leonard M. Anthony, our Executive Vice President and Chief Financial Officer. At the time of his hire by the Company, and per the terms of his offer letter dated March 18, 2008 we agreed to provide cash severance payment equal to his base salary upon a termination without cause.

	Change-In-Control	Termination Without Cause	Death or Disability

Cash Severance	$0	$382,512	$0
Retirement Related Benefits	$46,182	$46,182	$46,182
Total	$46,182	$428,694	$46,182

Stephen A. Riordan

The following table shows the potential payments upon termination or a change in control for Stephen Riordan, our Vice President, Finance.

	Change-In-Control	Termination Without Cause	Death or Disability

Retirement Related Benefits	$211,461	$211,461	$211,461
Total	$211,461	$211,461	$211,461

Walter J. Nye

The following table shows the potential payments upon termination or a change in control for Walter Nye, our Vice President and General Manager, European Served Area.

	Change-In-Control	Termination Without Cause	Death or Disability

Retirement Related Benefits	$1,166,531	$1,166,531	$1,166,531
Total	$1,166,531	$1,166,531	$1,166,531

Bradford W. Dickson

The following table shows the potential payments upon termination or a change in control for Bradford Dickson, our Executive Vice President, New Equipment.

	Change-In-Control	Termination Without Cause	Death or Disability

Retirement Related Benefits	$1,215,570	$1,215,570	$1,215,570
Total	$1,215,570	$1,215,570	$1,215,570

Director Compensation For 2006

The table below summarizes the compensation paid to our non-employee directors during 2006.

	Fees Earned or Paid
Name	in Cash($)	Stock Awards($)(1)		Total($)

Michael L. Underwood	93,000	30,000	(2)	123,000
Louis A. Raspino(3)	118,192	—	(4)	118,192
Philip R. Roth	86,192	30,000	(5)	116,192
Jean-Paul Vettier	34,879	13,225	(6)	48,104

(1)	The amounts included in this column represent the dollar amounts recognized for financial statement reporting purposes for 2006 related to stock awards to directors, computed in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS 123R”).

(2)	Mr. Underwood was granted 1,114 shares of restricted stock in 2006 with a grant date fair value of $30,000, computed in accordance with SFAS 123R. As of December 31, 2006, Mr. Underwood had a total of 2,543 shares of restricted stock outstanding.

(3)	Elected to receive payment in deferred shares.

(4)	As of December 31, 2006, Mr. Raspino had a total of 4,651 shares of restricted stock outstanding.

(5)	Mr. Roth was granted 1,114 shares of restricted stock in 2006 with a grant date fair value of $30,000, computed in accordance with SFAS 123R. As of December 31, 2006, Mr. Roth had a total of 1,192 shares of restricted stock outstanding.

(6)	Mr. Vettier was granted 620 shares of restricted stock in 2006 with a grant date fair value of $13,225, computed in accordance with SFAS 123R. As of December 31, 2006, Mr. Vettier had a total of 620 shares of restricted stock outstanding.

In 2006, Directors who were employed by the Company, or who were appointed by FRC, did not receive compensation for service as a director (a “non-compensated director”). Other than non-compensated directors, each Director received an annual cash retainer of $36,000 and $30,000 in restricted stock pursuant to the 2005 Directors Stock Incentive Plan. Independent directors also received a fee of $10,000 for acting as committee chairs ($15,000 for serving as Audit Committee chair). For each of the first six board or committee meetings our independent directors attended in person, they earned a fee of $4,000 and for any additional meetings they attended in person or for any meeting they attended telephonically, they were paid a fee of $1,000. Under the 2005 Directors Stock Incentive Plan, our independent directors may opt to receive shares of our common stock in lieu of any cash directors’ fees.

In addition, we reimburse Directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings and for other Company business related expenses, and a maximum of $5,000 per year for director education courses and seminars.

Compensation Committee Interlocks and Insider Participation

Directors Raspino, McComiskey and Vettier were members of the Compensation Committee during 2006. The Compensation Committee determines the compensation of our President and Chief Executive Officer.

In 2006, none of DRC’s executive officers:

•	served as a member of the compensation committee (or committee performing a similar function, or in the absence of such committee, the board of directors) of another entity, one of whose executive officers served on DRC’s Compensation Committee or Board of Directors; or

•	served as a director of another entity, one of whose executive officers served on DRC’s Compensation Committee.

EQUITY COMPENSATION PLAN INFORMATION

Securities authorized for issuance under equity compensation plans follows:

	(a)	(b)	(c)
			Number of securities
			remaining available for
	Number of securities to be	Weighted-average	future issuance under
	issued upon exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a)

Equity Compensation plans approved by security holders	367,113	$23.74	3,609,362
Equity Compensation plans not approved by security holders	0	0	0
Total	367,113	$23.74	3,609,362

STOCK OWNERSHIP
SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock as of March 30, 2007 by (i) each person who is known by us beneficially to own more than 5% of the outstanding common stock (ii) each of our Directors (and Director nominees), (iii) each named executive officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each person named in the table below is c/o Dresser-Rand Group Inc., 1200 West Sam Houston Parkway North, Houston, Texas 77043

The number of shares is based on 85,477,160 shares of our common stock issued and outstanding as of March 30, 2007.

	Shares Beneficially Owned
		Percent of
Name of Beneficial Owner	Number	Common

Federated Investors, Inc.(1)	10,279,200	12.03%
Neuberger Berman, Inc(2)	6,499,494	7.60%
Iridian Asset Management LLC(3)	4,280,200	5.00%
BlackRock, Inc(4)	4,256,249	4.98%
William E. Macaulay	156,950	*
Mark A. McComiskey	3,475	*
Kenneth W. Moore	3,475	*
Michael L. Underwood	6,018	*
Louis A. Raspino	8,204	*
Philip R. Roth	4,667	*
Jean-Paul Vettier	4,095	*
Rita V. Foley	—	*
Joseph C. Winkler	—	*
Vincent R. Volpe Jr.	254,515	*
Leonard M. Anthony	—	*
Stephen A. Riordan	—	*
Walter J. Nye	9,730	*
Bradford W. Dickson	—	*
Directors and executive officers as a group (18 persons)	564,713	*

*	Less than 1% of outstanding common stock.

(1)	Reflects beneficial ownership of 10,279,200 shares of our common stock by Federated Investors, Inc. (“Federated”). This information was reported on a Schedule 13G/A filed by Federated with the SEC on February 13, 2007. Federated is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the “Investment Advisers”), which act as investment advisers to registered investment companies and separate accounts that own shares of our common stock. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is wholly owned subsidiary of Federated Investors, Inc., the Parent. All of the Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Trust”) for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively, the “Trustees”) and may be deemed to be beneficial owners of the 10,279,200 shares and, with respect to the Trustees, have shared voting and investment power over the shares held by the Trust. The Parent, the Trust, and each of the Trustees expressly disclaim beneficial ownership of our common stock. The address of each filer is Federated Investors Tower, Pittsburgh, PA 15222.

(2)	Reflects beneficial ownership of 6,499,494 shares of our common stock by Neuberger Berman Inc. (“Neuberger”). This information was reported on a Schedule 13G filed by Neuberger with the SEC on February 13, 2007. The Schedule 13G indicates that Neuberger and Neuberger Berman, LLC have sole voting power of 4,463,838 shares, shared voting power over 885,900 shares, and shared dispositive power over 6,499,494 shares. The address of each filer is 605 Third Avenue, New York, NY 10158

(3)	Reflects beneficial ownership of 4,280,200 shares of our common stock by Iridian Asset Management LLC, or Iridian. This information was reported on a Schedule 13G filed by Iridian with the SEC on February 5, 2007. The Schedule 13G indicates that Iridian, The Governor and Company of the Bank of Ireland, BIAM Holdings, BancIreland (US) Holdings, Inc. and BIAM (US) Inc. have shared voting and dispositive power over the 4,280,200 shares. The address of Iridian is 276 Post Road West, Westport, CT 06880-4704. The address of each of the Governor and Company of the Bank of Ireland and BIAM Holdings is Head Office, Lower Baggot Street, Dublin 2, Ireland. The address of each of BancIreland (US) Holdings, Inc. and BIAM (US) Inc. is Liberty Park #15, 282 Route 101, Amherst, NH 03110.

(4)	Reflects beneficial ownership of 4,256,249 shares of our common stock by BlackRock, Inc. (“BlackRock”). This information was reported on a Schedule 13G/A filed with the SEC on February 9, 2007. The Schedule 13G/A indicates that BlackRock has shared voting and dispositive power over the 4,256,249 shares. According to the Schedule 13G/A, the shares beneficially owned by BlackRock are held by the following investment advisors: BlackRock Advisors LLC, BlackRock Investment Management LLC, and BlackRock (Channel Islands) Ltd. BlackRock’s principal business office address is 40 East 52nd Street, New York, New York 10022.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires DRC’s directors and executive officers, and persons who beneficially own more than ten percent (10%) of a registered class of DRC’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of DRC’s equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish DRC with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, DRC believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2006 were met in a timely manner by its directors, executive officers, and greater than ten percent (10%) beneficial owners except that Elizabeth C. Powers inadvertently failed to timely file a Form 4 for the purchase of 500 shares of DRC common stock on June 7, 2006, which resulted in a Form 5 for this purchase transaction being filed on February 14, 2007.

CERTAIN RELATED PARTY TRANSACTIONS

Amended and Restated Limited Liability Company Agreement of Dresser-Rand Holdings, LLC

Dresser-Rand Holdings, LLC, our indirect parent, has previously amended and restated its limited liability company agreement, governing, among other things, the terms under which senior management acquired common units and profit units in Dresser-Rand Holdings, LLC. The material terms of the Holdings LLC Agreement are summarized below.

Dresser-Rand Holdings, LLC Membership Interests

Pursuant to an agreement reached with management prior to our acquisition by funds affiliated with First Reserve, certain members of management were offered the opportunity in October 2004 to acquire common units in Dresser-Rand Holdings, LLC at the same price paid per unit by the funds affiliated with First Reserve in connection with the acquisition. Executives who purchased common units were also issued profit units in Dresser-Rand Holdings, LLC, which permit them to indirectly share in appreciation in the value of our shares. After a period of several weeks to evaluate the offer, certain of our executive officers, including our Chief Executive Officer and each of our other named executive officers, availed themselves of this opportunity in November 2004. Our Directors were not offered the opportunity to acquire common units or profit units in Dresser-Rand Holdings, LLC. The terms of the plan are set forth in the Amended and Restated Limited Liability Company Agreement of Dresser-Rand Holdings, LLC, which we refer to as the Holdings LLC Agreement. Under the terms of the Holdings LLC Agreement, management members whose capital contribution exceeds $100,000 are subject to a provision not to compete with us during the period for which they provide services to us and for a period of two years thereafter. The following contains a summary of the material terms of the Holdings LLC Agreement.

The only asset of Dresser-Rand Holdings, LLC is its ownership, through D-R Interholding, LLC, of our shares. The Holdings LLC Agreement permits the grant of the right to purchase common units to members of Dresser-Rand Holdings, LLC and the grant of profit units, consisting of one initial tranche of service units and five initial tranches of exit units, to certain management members who own common units. In October and November 2004, First Reserve, through its affiliated funds, and certain other members purchased 100,609,829 common units for an aggregate purchase price of $435.8 million. Messrs. Volpe, Nye, Riordan, Dickson and Chevrier purchased 461,892, 57,737, 115,473, 115,425 and 60,000 common units, respectively, in November 2004. In November 2004, Dresser-Rand Holdings, LLC issued 7,975,000 profit units to management members, with Messrs. Volpe, Nye, Riordan, Dickson and Chevrier receiving 4,000,000, 400,000, 700,000, 400,000 and 400,000, respectively, of such profit units. During 2005, three additional management members became members of Dresser-Rand Holdings, LLC and purchased 303,735 common units for an aggregate purchase price of $1.3 million. These management members were also issued a total of 1,000,000 profit units. The proceeds of all common unit issuances were used to acquire DRC common stock through D-R Interholding, LLC. During 2006, Dresser-Rand Holdings, LLC sold shares of DRC that it owned for net proceeds of $998,733,001. Affiliates of First Reserve received approximately $897.3 million, and the management members of Dresser-Rand Holdings, LLC received approximately $101.4 million in the aggregate, with Messrs. Volpe, Anthony, Nye, Riordan and Dickson, receiving approximately $43,236,186, $9,812,582, $4,428,001, $7,879,467 and $4,949,453 respectively. In March 2007, Dresser-Rand Holdings, LLC sold its remaining shares of DRC for net proceeds of $309.5 million.  Affiliates of First Reserve received approximately $280 million, and the management members of Dresser-Rand Holdings, LLC received approximately $29.5 million in the aggregate, with Messrs. Volpe, Anthony, Nye, Riordan and Dickson receiving approximately $12.5 million, $2.9 million, $1.3 million, $2.3 million and $1.5 million.

All such payments to management were from the proceeds of stock sales by Dresser-Rand Holdings, LLC, which were effected through D-R Interholding, LLC, neither of which is consolidated in our financial statements. Though management received no payment from DRC in connection with these offerings, DRC recorded a pre-tax and after-tax, non-cash compensation expense in connection with the exit units, and an increase in paid-in capital approximately equal to the fair value of such exit units at the grant date. Neither cash nor total stockholders’ equity were impacted. During 2006 all of the exit units vested, and DRC recorded a non-cash compensation expense of $23.6 million.

Amendment

First Reserve may amend the Holdings LLC Agreement, provided that no amendment is permitted that would adversely affect the management members as a class without the consent of a majority in interest, excluding profit units, of the management members.

Units Held by Certain of Our Managers

The units of Dresser-Rand Holdings, LLC consist of common units and profit units. Each common unit is entitled to receive an identical share of the profits and losses of Dresser-Rand Holdings, LLC, which it is anticipated will consist solely of amounts realized with respect to Dresser-Rand Holdings, LLC’s investment in our shares. Profit units consist of service units and five tranches of exit units, and as explained in more detail below, are each generally entitled to an identical share of the profits and losses of Dresser-Rand Holdings, LLC above the benchmark amount applicable to each profit unit, although the exit units are subject to the additional condition that the applicable performance-based conditions are satisfied. The benchmark amount of $4.33 for each profit unit was set at the initial per unit cost of the common units, which equated to the value of our shares at the time of the acquisition. Because the benchmark amount was set at this amount, profit units will share in distributions from Dresser-Rand Holdings, LLC only if there is any realized gain in the value of our shares. It is anticipated that any cash received by Dresser-Rand Holdings, LLC with respect to our shares that it owns will be promptly distributed to the holders of the common units and, to the extent applicable, the profit units.

As of December 31, 2006, approximately 98.4% of the common units were held by First Reserve and approximately 1.6% were held by certain members of our management. The profit units are held exclusively by members of our management. As of December 31, 2006, approximately 90.4% of all units were held by First Reserve and approximately 9.6% were held by certain members of our management.

Terms of the Common Units, Service Units and the Exit Unit Tranches

The following is a summary of certain terms of the common units, service units and the five exit unit tranches and certain rights and restrictions applicable to those units.

A holder of units is entitled to one vote for each unit outstanding on a given record date, or other date as applicable, provided that if a management member ceases to provide services to or for the benefit of Dresser Rand Holdings, LLC, the units held by such management member will cease to have voting rights. Holders of profit units generally will not be entitled to distributions in respect of such units until such time as the amounts that would otherwise have been distributed in respect of each such unit equals the benchmark amount described above, except that Dresser-Rand Holdings, LLC may advance tax distributions to help cover any allocations of taxable income to them. Once this benchmark amount is achieved, profit units will participate proportionately in distributions.

Service units vest in five equal annual installments on the first five anniversaries of the issuance date, subject to the management member’s continued service to or for the benefit of Dresser-Rand Holdings, LLC. All of the service units will vest immediately prior to the occurrence of a change of control under the Holdings LLC Agreement. The initial public offering was not considered a change of control under the Holdings LLC Agreement. Although unvested service units are subject to forfeiture if a management member’s service terminates, management members are entitled to receive any distributions of profits and losses payable with respect to their unvested service units as long as they are providing services to or for the benefit of Dresser Rand Holdings, LLC at the time of the distribution.

Subject to the management member’s continued service to or for the benefit of Dresser-Rand Holdings, LLC, management members will be entitled to receive a distribution of profits over and above the benchmark amount on their exit units upon the occurrence of a transaction where First Reserve receives cash, cash equivalents or marketable publicly-traded securities on or with respect to its common units, if the value First Reserve receives from the transaction, or the cumulative value resulting from any prior transactions, exceeds multiples of the initial price paid by First Reserve for its units ranging from 2.25 to 3.25. Any tranche of exit units that does not become vested in a transaction described in the preceding sentence that is a change of control under the Holdings LLC Agreement will automatically be cancelled and the holder will not be entitled to any distributions with respect to such cancelled exit units.

If a management member ceases to provide services to or for the benefit of Dresser-Rand Holdings, LLC, Dresser-Rand Holdings, LLC may liquidate the management member’s units in exchange for shares of our common stock. The actual number of shares of our common stock that a management member would receive will be determined at that time, and will have the same total value as the amount the management member would receive if Dresser-Rand Holdings, LLC were to sell all of its assets for cash and distribute the proceeds to its members.

Certain Rights and Restrictions Applicable to the Units

The units held by members are not transferable for a limited period of time except in certain circumstances. In addition, units held by management members may be repurchased by Dresser-Rand Holdings, LLC, and in certain cases, First Reserve, in the event that a management member is subject to an involuntary transfer of his or her units or if a management member receives a bona fide offer to purchase his or her units and such management member wants to accept such offer. First Reserve has the ability to force members to sell their units along with First Reserve if First Reserve decides to sell its units. Under certain conditions, First Reserve may convert each member’s units into an economically equivalent amount of security interests of any successor entity in connection with an initial public offering of such successor entity to Dresser-Rand Holdings, LLC under the Holdings LLC Agreement.

The management members who hold units are entitled to participate in certain sales by First Reserve. In addition, many of the restrictions on transfer will cease to apply in the event of an initial public offering of any successor entity to Dresser-Rand Holdings, LLC under the Holdings LLC Agreement.

Stockholders Agreement

In connection with the acquisition, we entered into a stockholders agreement with First Reserve and certain management stockholders, which has since been amended and restated. The stockholders agreement provides that our Board of Directors will consist of six members upon the consummation of certain offerings. The Board may be subsequently expanded by vote of the Board to include additional Directors, including such additional independent directors as may be required by applicable securities laws or the rules of any exchange on which shares of our common stock are traded. In July 2006, the Board of Directors expanded the Board to nine members. The stockholders agreement provides that for so long as First Reserve holds at least 5% of the outstanding shares of our common stock, it may designate all of the nominees for election to our Board of Directors other than any independent directors. All stockholders that are a party to the stockholders agreement are obligated to vote their shares in favor of such nominees. Independent directors will be designated for nomination by our Board of Directors, however such independent nominees must be reasonably acceptable to First Reserve for so long as its holds at least 5% of the outstanding shares of our common stock. Our Board of Directors currently consists of our Chief Executive Officer, three other Directors nominated by First Reserve, and Michael L. Underwood, Louis A. Raspino, Philip R. Roth and Jean-Paul Vettier. In March 2007, First Reserve sold all of its outstanding shares of our common stock.

In addition, to the extent permitted by law, the stockholders agreement specifically provides that First Reserve and its affiliates may engage in material business transactions with us, pursue acquisition opportunities that may be complementary to us or make investments in companies that compete directly or indirectly against us, and will not be deemed to breach any fiduciary duty.

The stockholders agreement provides that First Reserve will have the ability to require us to register its shares of our common stock and may also require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, in connection with other registered offerings by us, holders of our common stock who are parties to the stockholders agreement will have the ability to exercise certain piggyback registration rights with respect to their shares. Also, we are obligated to pay the fees associated with any public offering of shares held by First Reserve and management stockholders.

The stockholders agreement has an indefinite term. The stockholders agreement may generally be terminated or amended with the written consent of the stockholders holding a majority of the shares of our common stock subject to the agreement; however, any amendment that materially and disproportionately prejudices an individual stockholder or a discrete group of stockholders must be consented to in writing by such individual or group.

Dresser-Rand Name

Our Company’s name and principal mark is a combination of the names of our founder companies, Dresser Industries, Inc. and Ingersoll-Rand. We have acquired perpetual rights to use the “Rand” portion of our principal mark from Ingersoll-Rand as part of the sale agreement. Although initially owned by Dresser Industries, Inc., in the merger of Dresser Industries, Inc. with and into Halliburton, Halliburton acquired all of the rights to the use of the name “Dresser.” When Halliburton sold its Dresser Equipment Group in April of 2001, Halliburton also sold the right to the “Dresser” name, subject to existing licenses and certain limitations. The Dresser-Rand Entities held one of those existing licenses, which has since expired. In connection with the recent sale of the Dresser-Rand Entities by Ingersoll-Rand, we negotiated a replacement license for the right to use the “Dresser” name in our business from Dresser, Inc. (f/k/a Dresser Equipment Group), an affiliate of First Reserve, in perpetuity, for consideration of $1 million plus an additional $4 million payable over the next 9 years.

Polestar Group Inc. Agreements

In connection with DRC’s global singular process project, DRC entered into written agreements with Polestar Group Inc. (“Polestar”), an entity in which Honor Guiney, DRC’s Vice President, Global Singular Processes/Executive Program Management, is the sole shareholder. Pursuant to these agreements, Polestar provides project management resources and personnel to DRC for assistance with process design and technology implementation relating to the global singular process project. During 2006, DRC paid Polestar $3,077,827 for services provided by Polestar pursuant to these agreements. DRC believes that the agreements with Polestar were all on terms at least favorable to DRC as if negotiated on an arm’s-length basis with unrelated third parties.

DRC’s Code of Conduct applies to related party transactions and provides a procedure for review, approval or ratification of related party transactions. Consistent with NYSE rules, only our Board may waive a provision of this Code of Conduct for our executive officers or directors. Waivers of the Code of Conduct for any other of our employees may only be made by an appropriate DRC officer, and then only under special circumstances.

ANNUAL REPORT ON FORM 10-K

DRC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, will be provided upon written request by any stockholder at no cost. The request should be submitted to DRC, c/o Randy D. Rinicella, 1200 West Sam Houston Parkway North, Houston, Texas 77043. The exhibits to the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction.

You can also obtain a copy of our Annual Report on Form 10-K, as well as other filings we make with the SEC, on our website at www.dresser-rand.com or on the SEC’s website at www.sec.gov.

********************

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. YOU, THEREFORE, ARE URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE THAT HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

/s/  Randy D. Rinicella

Vice President, General Counsel and Secretary

April 9, 2007
Houston, Texas

EXHIBIT A

DRESSER-RAND GROUP INC.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CHARTER

PURPOSE

The Audit Committee of the Board of Directors (the “Board”) of Dresser-Rand Group Inc. (the “Company”) is organized for the purposes of assisting the Board in oversight of (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare a report as required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

COMPOSITION AND QUALIFICATIONS

The Audit Committee shall consist of no fewer than three members as determined by the Board, each of whom shall be a non-employee director of the Company. Subject to the phase-in rules of the New York Stock Exchange (“NYSE”) in connection with the Company’s initial public offering, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC, each of the members of the Audit Committee shall be determined by the Board to be independent under the rules of the NYSE, the Sarbanes — Oxley Act of 2002 (the “Sarbanes — Oxley Act”) and the Exchange Act. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices (or acquire such familiarity within a reasonable period after his or her appointment), and at least one member of the Audit Committee shall be a financial expert as defined by the SEC.

Audit Committee members who simultaneously serve on the Audit Committees of two or more other public companies shall promptly disclose such fact to the Board. In the event that any members of the Committee sit simultaneously on the Audit Committee of two or more other public companies, the Board will determine if their duties on such Audit Committees impair their ability to serve effectively on the Audit Committee of the Company, and such determinations will be disclosed in the Company’s annual proxy statement.

A Chairperson of the Committee will be selected by the full Board from among the Committee members. The Committee members shall serve for such term or terms, as the full Board shall determine. The Board shall have the power at any time to change the membership of the Audit Committee and to fill vacancies on it, subject to such new member(s) satisfying applicable independence and experience requirements. Except as expressly provided in this Charter or the by-laws or any Corporate Governance Guidelines of the Company, the Audit Committee shall fix its own rules of procedure.

MEETINGS

The Audit Committee shall meet not less frequently than four times per year, or more frequently as circumstances may dictate. The Chairman of the Board or any member of the Audit Committee may call meetings of the Committee, in each case on at least twenty-four hours’ notice to each Audit Committee member. The Audit Committee shall meet periodically with management, those responsible for the internal audit function and the independent auditor in separate executive sessions. In addition, the Committee should meet with the independent auditors and management quarterly to review the Company’s financial statements. The Audit Committee may have such other direct and independent interaction with such other persons from time to time, as the members of the Audit Committee deem appropriate. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee may meet by telephone or videoconference and may take action by written consent.

A majority of the members of the Audit Committee shall constitute a quorum for any meeting. Any action of a majority of the members of the Audit Committee present at any meeting at which a quorum is present shall be an action of the Audit Committee. The Committee shall keep a record of its meetings and report on them to the Board.

FUNCTIONS AND RESPONSIBILITIES

The Audit Committee shall have the sole authority to appoint, compensate, retain, evaluate and terminate the independent auditor. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) in preparing or issuing an audit report or performing other audit, review, attest or similar services. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof), other than prohibited non-auditing services as set forth in Sarbanes — Oxley Act Section 201, to be performed for the Company by its independent auditor, subject to any de minimus exceptions for non-audit services described in the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee, and for payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee shall make regular reports to the full Board. The Audit Committee should review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

The Audit Committee, to the extent it deems necessary or appropriate in meeting its responsibilities, shall:

Financial Statement and Disclosure Matters.  Meeting separately, periodically, with management, internal auditors and the independent auditor:

1. Review and discuss with management and the independent auditor the Company’s annual audited financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of the Company’s Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements and disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

3. Review and discuss with management (including the senior internal audit executive) and the independent auditor the Company’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

4. Review and consider quarterly reports from the independent auditor on:

(a) All critical accounting policies and practices to be used.

(b) Analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, ramifications of the use of such alternative treatments, and the treatment preferred by the independent auditor.

(c) Major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

(d) Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles.

(e) Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5. Discuss with management the Company’s earnings press releases (paying particular attention to any use of “pro forma” or “adjusted” non GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally, consisting of discussing the types of information to be disclosed and the types of presentations to be made.

6. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies, and any legal matters that may have a material effect on the Company.

8. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any problems or difficulties encountered in the course of the audit work and management’s response, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9. Consider reviewing with the independent auditor any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise).

10. Review disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor.

11. Review and evaluate the lead partner of the independent auditor team.

12. When evaluating the lead audit partner, the Committee should take into account the opinions of management and the Company’s internal auditors (or other personnel responsible for the internal audit function)

13. Obtain and review a report from the independent auditor at least annually describing (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

14. Ensure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law and consider whether there should be a regular rotation of the audit firm itself.

15. Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor.

16. Discuss with the independent auditor material issues on which the national office of the independent auditor was consulted by the Company’s audit team.

17. Meet with the independent auditor prior to the audit to discuss the scope, planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function(s).

18. Review with management and those responsible for the internal audit function (in separate meetings, as appropriate) the operation of the internal audit function including the quality and adequacy of internal controls that could significantly affect the Company’s financial statements and any difficulties encountered in the course of conducting the internal audits, including any restrictions on scope of work or access to required information.

19. Review the significant reports to management prepared by the internal auditing function and management’s responses.

20. Discuss with the independent auditor and management the internal audit function’s responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

21. Review and concur in the appointment, replacement, reassignment or dismissal of the Director of Internal Audit.

Compliance Oversight Responsibilities.

22. Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

23. Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiaries entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

24. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

25. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

26. Annually review the adequacy of the Audit Committee’s written charter and the performance of the Audit Committee.

27. Report regularly to the full Board.

AUDIT COMMITTEE’S ROLE

While the Audit Committee has the responsibilities and functions set forth in this Charter, it serves in an oversight capacity and, as such, it is not the duty of the Audit Committee to plan or conduct audits, administer legal matters or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor. Accordingly, the Audit Committee’s role does not provide any special assurance regarding matters that are outside the Committee’s area of expertise or that are the responsibility of management.

EXHIBIT B

DRESSER-RAND GROUP INC.
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
CHARTER

COMMITTEE MEMBERSHIP

The Compensation Committee (the “Committee”) will be composed of at least three members of the Board, all of whom must be determined independent by the Board prior to their appointment to the Committee. Independence is to be determined consistent with the rules of the NYSE and the SEC, as well as the provisions of Section 162(m) of the Internal Revenue Code relating to “outside directors,” as amended from time to time.

The members of the Committee shall be appointed by the Board upon the recommendation of the Nominating and Corporate Governance Committee (the “Governance Committee”) and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation, retirement, removal from office or death. The members of the Committee may be removed, with or without cause, by a majority vote of the Board. The composition of the Committee will be reviewed annually by the Board.

MEETINGS

The chairman of the Committee will, consistent with the business matters at hand, coordinate and administer the ongoing agenda items and existing meeting schedules, confer with the Committee members and establish the frequency, timing and agenda items for each Committee meeting and establish the meeting schedule accordingly. The Committee will establish an agenda each calendar year consistent with the foreseeable issues and additions to the annual agenda items and actions taken, as well as ongoing agenda items, will be reported periodically to the full Board.

The chairman of the Committee or a majority of the Committee members may call meetings of the Committee. A majority of the authorized number of Committee members will constitute a quorum for the transaction of Committee business, and the vote of a majority of the Committee members present at a meeting at which a quorum is present will be the act of the Committee, unless in either case a greater number is required by this charter, the Company’s Bylaws or NYSE listing standards. The Committee will keep written minutes of its meetings and deliver copies of the minutes to the corporate secretary for inclusion in the corporate records.

The Committee may adopt such other rules and regulations for calling and holding its meetings and for the transaction of business at such meetings as may be necessary or desirable and not inconsistent with the provisions of the Bylaws of the Company or this Charter. Nothing in this Charter shall be deemed to amend the provisions of the Bylaws with respect to this Committee or other committees of the Board absent a separate resolution of the Board expressly amending the Bylaws.

The Committee will independently schedule meetings with management and outside independent advisors to obtain necessary financial, legal and reporting, market and industry best practices and other resources to allow the Committee to best discharge its responsibilities. The Committee will keep the Board apprised of its actions in these areas and the desired outcomes as part of its communications process to the Board.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

Periodic Review of Charter

The Committee will periodically monitor governance standards, rule changes, impact of new legislation and related practices and will memorialize any suggested changes, consistent with the Bylaws, for review and approval by the Board.

Delegation of Authority

The Committee reserves the right to form and delegate specific responsibilities on a project or issue basis to a sub-committee or other authorized individual so long as at least one member of the Committee is assigned to the sub-committee or the appointment of the individual complies with applicable law.

Internal Assessment

The Committee will conduct an annual performance evaluation on itself each year and report the results to the Board.

Retention of Independent Experts

The Committee shall retain the sole authority to select, retain and terminate any independent compensation consulting firm (including the sole authority to approve the firm’s fees and other retention items) to assist in the evaluation of CEO or executive officer compensation.

Executive Compensation Matters

The Committee is charged with establishing and reviewing, periodically, the overall compensation philosophy of the Company and to carry out the specific oversight enumerated below plus any other such responsibilities as may be assigned by the Board from time to time, taking any actions reasonably related to the mandate of this Charter.

The enumerated responsibilities of the Committee are listed as follows:

1. Regarding the compensation of the Chief Executive, the Committee will recommend for approval by the full Board:

a. the goals and objectives relevant to CEO compensation including annual performance objectives;

b. the CEO’s compensation considering the results of the performance evaluation conducted by the Nominating and Governance Committee;

2. Regarding the Company’s other executive officers including at a minimum those executive officers who are named in the summary compensation table in the Company’s annual proxy statement, the Committee will review and approve:

a. the goals and objectives relevant to their underlying compensation programs and the relative benchmarks and benchmarking process utilized to establish the awards;

b. the CEO’s annual recommendations for salary, bonus and equity awards in light of their respective performance during the previous period including recommendations for any special awards;

3. Regarding the Committee’s other compensation and benefits plan governance responsibilities for the Company’s compensation related issues, the Committee will also:

a. Prepare and provide the Committee report on executive compensation in the Company’s annual proxy statement, and otherwise review and participate, as it deems appropriate, in the development and final review of the narratives and tables to be included in the Compensation Discussion and Analysis report in the Company’s annual proxy statement;

b. Review, at least annually, management’s recommendations for the Company’s annual incentive plan, its competitiveness and financial implications of funding and payouts, including the associated award criteria and as to its role and effectiveness as an element of compensation and consistency with the stated compensation philosophy of the Company. Retain approval authority over aggregate annual incentive payments and individual incentive payments to executive officers;

c. Oversee the administration of stock and other incentive compensation plans, ensuring proper controls, records and related reporting and documentation is maintained along with the appropriate Committee and management oversight;

d. Monitor the Company’s long-term incentive programs in terms of allocation and usage of shares, options and other securities, annual issue rates, needs for additional shareholder approvals to fund the plans and the related issues to the plans, their compliance and effectiveness;

e. Review and approve all employment and compensation agreements and contracts for executive officers;

f. Review and approve change-in-control protection offered by the Company to its employees;

g. The Committee will provide recommendations to the Board on such programs that are subject to Board approval and will report regularly to the Board its findings and recommendations as well as any other related issues it deems appropriate.

Dresser-Rand Group Inc. Admission Ticket ? DETACH PROXY CARD HERE ? Sign, Date and Promptly x Return this Proxy Card Using the Enclosed Envelope. Votes must be indicated (x) in Black or Blue ink. FOR AGAINST ABSTAIN 1. Elect eight Directors for a term of one year expiring in 2008. 2. Ratify appointment of PricewaterhouseCoopers LLP x x x as DRC’s Independent Registered Public Accountants for the fiscal year ending December 31, 2007. For all x x x Withhold x x x Exceptions* x x x nominees x x x Nominees: William E. Macaulay, Jean-Paul Vettier, Vincent R. Volpe Jr., Michael L. Underwood, Philip R, Roth, Louis A. Raspino, In their discretion, the proxies are authorized to vote upon such other Rita V. Foley, Joseph C. Winkler business as may properly come before the meeting or any adjournment(s) or postponement(s) therefore. (INSTRUCTIONS: To withhold authority to vote for an individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) *Exceptions___If no specific instructions are given with regard to the matters to be voted Mark box at right if an address change or comment x upon, the shares represented by this properly executed proxy card will be has been noted on the reverse side of this card. voted “FOR” Item 1. S C A N L I N E Please sign exactly as name or names appears hereon, including the title “Executor,” “Guardian,” etc, if the same is indicated. When joint names appear both should sign. If stock is held by a corporation this proxy should be executed by a proper officer thereof, whose title should be given. Date Share Owner sign here Co-Owner sign here

DIRECTIONS TO DRC ANNUAL MEETING Directions to the Hilton Houston Westchase 9999 Westheimer Blvd Houston,TX 77042 DIRECTIONS I-45 NORTH: From Bush-International Airport Distance for hotel: 35 mi Drive time: 45 min Directions: Exit Bush International Airport on Beltway 8 (Sam Houston Tollway) and head West. Exit Westheimer Road and go East. The hotel will be .5 miles on the right, at Briarpark Drive. I-45 SOUTH: From Houston Hobby Airport Distance for hotel: 30 mi Drive time: 35 min Directions: Turn left on Airport Boulevard. Turn left on Telephone Road. Travel 3.4 miles to Beltway 8 (Sam Houston Tollway) West. Exit Westheimer Road and go East.The hotel will be .5 miles on the right, at Briarpark Drive. HWY 59 NORTH: Directions: Take 59 South to W. Sam Houston Tollway N. — going North on W. Sam Houston Tollway N. Exit Westheimer Road and go East.The hotel will be .5 miles on the right, at Briarpark Drive. HWY 59 SOUTH: Directions: Take 59 North to W. Sam Houston Tollway N. — turn left (going North)on W. Sam Houston Tollway N. Exit Westheimer Road and go East.The hotel will be .5 miles on the right, at Briarpark Drive. I-10 EAST: Directions: I-10 W to Beltway 8 (Sam Houston Tollway) North/Sam Houston Tollway South exit. Merge onto W. Sam Houston Tollway South (Portions toll) Take Westheimer Road/Richmond Ave exit. Turn left onto Westheimer Rod. The hotel will be .5 miles on the right, at Briarpark Drive. I-10 WEST: Directions: I-10 E to Beltway 8 (Sam Houston Tollway) North/Sam Houston Tollway South exit. Merge onto W. Sam Houston Tollway South (Portions toll) Take Westheimer Road/Richmond Ave exit. Turn left onto Westheimer Rod. The hotel will be .5 miles on the right, at Briarpark Drive. HWY 290: Directions: 290 E to West Sam Houston Tollway South exit. Merge onto W/Sam Houston Tollway South ( Portions toll) Take Westheimer Road/Richmond Ave exit. Turn left onto Westheimer Rod. The hotel will be .5 miles on the right, at Briarpark Drive. WESTHEIMER: Galleria Area Directions: 610 South to Hwy 59S. Take W. Sam Houston Tollway N. exit — going North on W. Sam Houston Tollway N. Exit Westheimer Road and go East.The hotel will be .5 miles on the right, at Briarpark Drive. P R O X Y Annual Meeting of Stockholders, May 16, 2007 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF Dresser-Rand Group Inc. The undersigned hereby authorizes and appoints Vincent R.Volpe Jr., Leonard M. Anthony and Randy D. Rinicella, and each of them, the proxies of the undersigned, with power of substitution in each, to vote all shares of Common Stock, par value $.01 per share, of Dresser-Rand Group Inc. held of record on March 30, 2007 by the undersigned at the Annual Meeting of Stockholders to be held at the Hilton Houston Westchase on May 16, 2007 at 10:00 a.m., local time, and at any adjournment thereof on all matters that may properly come before such meeting. (Continued, and to be dated and signed on the reverse side.) DRESSER-RAND GROUP INC. P.O. BOX 11350 NEW YORK, N.Y. 10203-0350